The information in this preliminary prospectus supplement is not complete and may be changed.  A registration statement related to these securities has been declared effective by the Securities and Exchange Commission.  This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus Supplement	Filed Pursuant to Rule 424b(5)
(To the Prospectus dated July 10, 2013)	Registration File No. 333-189107

$8,000,000 of shares of Common Stock

Vertex Energy, Inc.
______________

We are offering                      shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. We currently estimate the size of our offering at $8.0 million, with an estimated additional $1.2 million subject to the underwriter’s over-allotment option described below.

Our common stock is listed on The NASDAQ Capital Market under the symbol “VTNR.” The last reported sale price of our common stock on The NASDAQ Capital Market on November 11, 2013 was $3.01 per share.

Investing in our common stock involves significant risks.  Before buying any shares, you should carefully read and consider the information under “Forward-Looking Statements” and “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 6 of the accompanying prospectus.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to us	$	$
______________

(1)	See “Underwriting” for information relating to certain expenses of the underwriter to be reimbursed by us.

The underwriters may also purchase up to an additional                  shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

The underwriters expect to deliver the shares against payment on or about November      , 2013.
______________

Craig-Hallum Capital Group

The date of this prospectus supplement is November      , 2013

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus, dated July 10, 2013, are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this process, we may sell from time to time in one or more offerings up to an aggregate of $25,000,000 in our securities described in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any free writing prospectus is delivered or securities are sold on a later date. We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus supplement is a part, a future prospectus supplement, a free writing prospectus or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus supplement. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of Shares. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

We further note that the representations, warranties and covenants made by us or the underwriter in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Persons outside the United States who come into possession of this prospectus supplement or the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and accompanying prospectus outside of the United States.

Our logo and other trade names, trademarks, and service marks of Vertex Energy, Inc. appearing in this prospectus are the property of our company. Other trade names, trademarks, and service marks appearing in this prospectus are the property of their respective holders.

Unless otherwise indicated, information contained in this prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference concerning our industry, including our market opportunity, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly-available information released by independent industry analysts and third party sources, as well as data from our internal research, and are based on assumptions made by us using data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 6 of the accompanying prospectus.

All references to “we,” “our”, “us”, the “Company”, “Vertex”, and “Vertex Energy” in this prospectus supplement mean Vertex Energy, Inc. and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor. Please carefully read this prospectus supplement, the prospectus and any pricing supplement, in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation Of Certain Documents By Reference”.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights basic information about us and this offering. This summary does not contain all of the information you should consider before making a decision to invest in our common stock. You should review this prospectus supplement, including the risks of investing in our common stock discussed in the “Risk Factors” section of this prospectus supplement, and the documents incorporated by reference, including our consolidated financial statements and the notes to those statements, before making an investment decision.

Our Company

Overview

We are a leading recycler of used motor oil and refiner of off-specification petroleum and chemical co-products. We sell our recycled and refined products to customers who use it as fuel, feedstock for further refinement or for blending.  We operate in two divisions - the Black Oil division and the Refining and Marketing division. Our Black Oil division collects and purchases used motor oil directly from third-party generators and aggregates used motor oil from an established network of local and regional collectors.  The used motor oil is either sold to industrial burners or re-refineries, or it is processed at our re-refining facility using our proprietary Thermal Chemical Extraction Process (“TCEP”) technology and sold to end customers as a higher-value product. Our Refining and Marketing division aggregates and manages the refining of petroleum distillates and other off-specification products and sells the refined products to our customers.

Vertex recently acquired a 51% interest in E-Source Holdings, LLC, a company that leases and operates a facility located in Houston, Texas, and provides dismantling, demolition, decommissioning and marine salvage services at industrial facilities throughout the Gulf Coast.   E-Source also owns and operates a fleet of trucks and other vehicles used for shipping and handling equipment and scrap materials.

During the twelve-month period ended September 30, 2013, we collected approximately 9.6 million gallons of feedstock directly from third-party generators and aggregated approximately 57.9 million gallons of feedstock from third-party collectors and other sources.  We currently conduct our operations across 13 states, primarily in the Gulf Coast and Central Midwest regions of the United States, and have 110 full-time employees.

Black Oil Division

Our Black Oil division is engaged in operations across the entire used motor oil recycling value chain including collection, aggregation, transportation, storage, refinement, and sales of aggregated feedstock and re-refined products to end users. We collect and purchase used oil directly from generators such as oil change service stations, automotive repair shops, manufacturing facilities, petroleum refineries, and petrochemical manufacturing operations. We own a fleet of 13 collection vehicles which routinely visit generators to collect and purchase used motor oil. We also aggregate used oil from a diverse network of approximately 50 suppliers who operate similar collection businesses to ours.

We manage the logistics of transport, storage, and delivery of used oil to our customers and our internal re-refining operations. We own a fleet of seven transportation trucks and more than 90 aboveground storage tanks with over 4.5 million gallons of storage capacity. In addition, we also utilize third parties for the transportation and storage of used oil feedstocks. For the twelve months ended September 30, 2013, we re-refined 28.5 million gallons of used oil at our Baytown re-refinery using our proprietary TCEP process and sold 21 million gallons of used oil to end customers.  Typically, we sell used oil to our customers in bulk to ensure efficient delivery by truck, rail, or barge. In many cases, we have contractual purchase and sale agreements with our suppliers and customers, respectively. We believe these contracts are beneficial to all parties involved because it ensures that a minimum volume is purchased from collectors and generators, a minimum volume is sold to our customers, and we are able to minimize our inventory risk by a spread between the costs to acquire used oil and the revenues received from the sale and delivery of used oil.

Thermal Chemical Extraction Process

We own the intellectual property for our patent-pending TCEP technology. TCEP is a technology which uses thermal and chemical dynamics to extract impurities from used oil which increases the value of the feedstock. We currently sell the TCEP finished product as fuel oil cutter stock – a petroleum stock designed to reduce viscosity by dilution. We intend to continue to develop the TCEP technology and design with the goal of producing higher-value re-refined products including lubricating base oil.

TCEP differs from conventional re-refining technologies, such as vacuum distillation and hydrotreatment, by relying more heavily on chemical processes to remove impurities rather than temperature and pressure. Therefore, the capital requirements to build a TCEP plant are typically much less than a traditional re-refinery because large feed heaters, vacuum distillation columns, and a hydrotreating unit are not required. The end product currently produced by TCEP is used as fuel oil cutter stock; conventional re-refineries produce lubricating base oils or product grades slightly lower than base oil that can be used as industrial fuels or transportation fuel blendstocks.

We currently estimate the cost to construct a new, fully-functional, commercial facility using our TCEP technology, with annual processing capacity of between 25 and 50 million gallons at another location would be approximately $10 to $15 million, which could fluctuate based on throughput capacity. The facility infrastructure would require additional capitalized expenditures depending on the location and site specifics of the facility.

Refining and Marketing Division

Our Refining and Marketing division is engaged in the aggregation of feedstock, refining the feedstock into higher value end products, and selling these products to our customers. We aggregate a diverse mix of feedstocks including petroleum distillates, transmix, and other off-specification chemical products. These feedstock streams are purchased from pipeline operators, refineries, chemical processing facilities, and third-party providers. We have a toll-based processing agreement in place with KMTEX, Ltd. (“KMTEX”) to refine feedstock streams, under our direction, into various end products that we specify. KMTEX uses industry standard processing technologies to refine our feedstocks into pygas, gasoline blendstock, and marine fuel cutter stock. We sell all of our refined products directly to end-customers or to processing facilities for further refinement.

Recent Developments

Recently Announced E-Source Acquisition

On October 21, 2013, we entered into various Limited Liability Company Purchase Agreements with certain of the members of E-Source Holdings, LLC (“E-Source”). Pursuant to the Purchase Agreements, we acquired an aggregate of 51% of the membership interests in E-Source in consideration for approximately $900,000 and the right of one of the sellers to earn additional earn-out payments of up to 15% of E-Source’s net income before taxes in the event certain calendar year net income thresholds are met in calendar years 2014 through 2017, as well as a commission of 20% of the net income before taxes associated with certain future planned projects of E-Source required to be completed prior to December 31, 2014, as long as such applicable seller remains an employee of E-Source during such applicable periods. As part of the acquisition, we obtained ownership rights to E-Source’s name, trademarks, patents, and logos. E-Source leases and operates a plant located in Houston, Texas, and provides dismantling, demolition, decommission, and marine salvage services at industrial facilities throughout the Gulf Coast. Additionally, E-Source owns and operates a fleet of trucks and other vehicles used for shipping and handling equipment and scrap materials.

Pending Acquisition

We have executed a non-binding letter of intent to purchase the assets of a hydrotreating plant for $10.5 million.  We are currently performing due diligence and the consummation of the transaction will be subject to, among other things, satisfactory completion of due diligence, negotiation of a definitive agreement, negotiation of a long-term feedstock supply contract, and additional financing.  There is no guarantee that we will complete this transaction.

Used Oil Recycling Industry

The used oil recycling industry is comprised of multiple participants including generators, collectors, aggregators, processors, and end users. Generators are entities that generate used oil through their daily operations such as automotive businesses conducting oil changes on consumer and commercial vehicles and industrial users changing lubricants on machinery and heavy equipment. Collectors are typically local businesses that purchase used oil from generators and provide on-site collection services. The collection market is highly fragmented and we believe there are more than 700 used oil collectors in the United States. Aggregators are specialized businesses that purchase used oil and petroleum co-products from multiple collectors and sell and deliver it as feedstock to processors. Processors, or re-refineries, utilize a processing technology to convert used oil into a higher-value feedstock or lubricant.

Conventional re-refineries typically employ vacuum distillation and hydrotreating processes to transform used oil into various grades of base oil. Vacuum distillation is a process that removes emulsified contaminated water and separates used oil into vacuum gas oil and light fuels. The vacuum gas oil is then hydrotreated to produce lubricating base oil. Hydrotreating is a process which combines chemical catalysts, heat, and pressure to remove impurities such as sulfur, chlorine, and oxygen and to stabilize the end product. A re-refined lubricating base oil is of equal quality and will last as long as a virgin base oil. Other re-refining processes transform used oil into product grades slightly lower than base oil. These products, along with vacuum gas oil and the end product produced by TCEP, are commonly referred to as intermediate products and are used as industrial fuels or transportation fuel blendstocks.

In the U.S., we believe that approximately 1.3 billion gallons of used oil are generated annually and approximately 200 million gallons are improperly disposed, 200 – 250 million gallons are re-refined into lubricating base oils, 150 – 200 million gallons are re-refined into intermediate products with grades slightly lower than base oil, and 650 – 750 million gallons are burned as an industrial fuel source. We believe that the amount of used oil being re-refined into base oils and intermediate products in the U.S. will increase in 2013 and 2014 as additional re-refining capacity comes online. As of the date of this prospectus supplement, the approximate market price for used oil is $1.80 per gallon, the approximate market price of intermediate re-refined products ranges from $2.00 to $2.50, and the approximate price for lubricating base oil ranges from $3.50 to $4.50 per gallon, representing a U.S. market size of $2.4 – $2.8 billion for recycled oil. In general, the market price for used motor oil that is burned as an industrial fuel is driven by the cost of competing fuels, including natural gas, while the market value of re-refined used motor oil is driven by competing petroleum products.

Environmental regulations prohibit the disposal of used oil in sewers or landfills because used motor oil is insoluble and contains heavy metals and other contaminants that make it detrimental to the environment if improperly disposed; one gallon of used oil can contaminate up to 1 million gallons of fresh drinking water. Compared to burning used oil as an industrial fuel, re-refined oil significantly reduces the amount of toxic heavy metals and greenhouse gases and other pollutants introduced into the environment. In addition, the use of re-refined motor oil conserves petroleum that would have otherwise been refined into virgin base stock oil.

We believe that the used oil recycling market has significant growth potential through increasing the percentage of recycled oil that is re-refined rather than burned as a low cost industrial fuel. We believe that the financial and environmental benefits of re-refining used oil combined with consumer and commercial demand for high-quality, environmentally responsible products will drive growth in demand for re-refined oil and re-refining capacity in the United States. Furthermore, we believe that increasing consumer and industrial awareness of the environmental impact of improperly disposing used oil may drive additional market growth as approximately 200 million gallons of used oil generated each year are improperly disposed rather than recycled.

Our Competitive Strengths

Large, Diversified Feedstock Supply Network

We obtain our feedstock supply through a combination of direct collection activities and purchases from third-party suppliers.  We believe our balanced direct and indirect approach is highly advantageous enabling us to maximize total supply and reduce our reliance on any single supplier, as well as the risk of not fulfilling our minimum feedstock sale quotas.  In our capacity as a collector of used oil, we purchase feedstock from approximately 5,000 businesses, such as oil change service stations, automotive repair shops, manufacturing facilities, petroleum refineries, and petrochemical manufacturing operations, which generate used oil through their operations. We aggregate used oil from a diverse network of approximately 50 suppliers who operate similar collection businesses to ours.  Our total feedstock supply (consisting of collected and aggregated feedstock volume) for the twelve-month period ended September 30, 2013 was approximately 68 million gallons.

Strategic Relationships

We have established relationships with key feedstock suppliers, storage and transportation providers, oil re-refineries, and end-user customers.  We believe our relationships with these parties are strong, in part due to our high level of customer service, competitive prices, and our ability to contract (for purchase or sale) long-term, minimum monthly feedstock commitments.  We believe that our strategic relationships could lead to contract extensions and expanded feedstock supply or purchase agreements.

Proprietary Technology

Our proprietary TCEP technology produces a fuel oil cutter stock for the fuel oil market or a refining feedstock. We are able to build TCEP re-refining facilities at a significantly lower cost than conventional re-refineries.  We estimate the cost to build a TCEP plant with capacity of up to 50 million gallons at approximately $10 – $15 million, whereas a similar sized base oil plant with vacuum distillation towers and a hydrotreater can cost in excess of $50 million. We believe this cost differential is a significant competitive advantage because it will enable us to economically expand our geographic footprint and move closer to new feedstock sources and end-customers, which will lower our transportation costs.

Logistics Capabilities

We have extensive expertise and experience managing and operating feedstock supply chain logistics and multimodal transportation services for customers who purchase our feedstock or higher-value, re-refined products. We believe that our scale, infrastructure, expertise, and contracts enable us to cost effectively transport product and consistently meet our customers’ volume, quality, and delivery schedule requirements.

Scale of Operations

We believe that the size and scale of our operations is a significant competitive advantage when competing for new business and maintaining existing customer relationships.  Price is one of the main competitive factors in the feedstock collection industry and because we are able to effectively leverage our fixed operating costs and economies of scale, we believe that our prices are competitive.  Through our network of suppliers and customers, we aggregate a large amount of feedstock, which enables us to enter into minimum purchase and sale contracts as well as accept large volume orders year-round.  We believe this is a competitive advantage because it minimizes our suppliers’ inventory risk and ensures our customers’ minimum order volumes are satisfied.  In addition, we believe our end customers prefer to work with an exclusive supplier rather than manage multiple relationships.

Diversified End Product Sales

We believe that the diversity of the products we sell reduces our overall risk and exposure to price fluctuations.  Prices for petroleum-based products can be impacted significantly by supply and demand fluctuations which are not correlated with general commodity price changes.  For instance, in a rising commodity price environment with a significant over-supply of base oil, the price of base oil may fall precipitously while the price of gasoline increases.  We offer a diversified product mix consisting of used motor oil, fuel oil, pygas, and gasoline blendstock.  We can also control our mix of end products by choosing to either resell collected feedstock or re-refine it into a higher-value product.

Experienced Management Team

We are led by a management team with expertise in petroleum recycling, finance, operations, and re-refinement technology.  Each member of our senior management team has more than 15 years of industry experience.  We believe the strength of our management team will help our success in the marketplace.

Our Business Strategy

The principle elements of our strategy include:

Pursue Strategic Acquisitions and Partnerships

 We plan to grow market share by consolidating feedstock supply through partnering with or acquiring collection and aggregation assets.  Our executive team has a proven ability to evaluate resource potential and identify acquisition targets. The acquisitions and/or partnerships could increase our revenue and provide better control over the quality and quantity of feedstock available for resale and/or upgrading as well as providing additional locations for the implementation of TCEP.  We also intend to diversify our revenue by acquiring complementary recycling service businesses, refining assets and technologies, and other vertically integrated businesses or assets. We believe we can realize synergies on acquisitions by leveraging our customer and vendor relationships, infrastructure, and personnel, and by eliminating duplicative overhead costs.

Expand Feedstock Supply Volume

We intend to expand our feedstock supply volume by growing our collection and aggregation operations.  We plan to increase the volume of feedstock we collect directly by developing new relationships with generators and working to displace incumbent collectors; increasing the number of collection personnel, vehicles, equipment, and geographical areas we serve; and acquiring collectors in new or existing territories.  We intend to increase the volume of feedstock we aggregate from third-party collectors by expanding our existing relationships and developing new vendor relationships.  We believe that our ability to acquire large feedstock volumes will help to cultivate new vendor relationships because collectors often prefer to work with a single, reliable customer rather than manage multiple relationships and the uncertainty of excess inventory.

Broaden Existing Customer Relationships and Secure New Large Accounts

We intend to broaden our existing customer relationships by increasing sales of used motor oil and re-refined products to these accounts. In some cases, we may also seek to serve as our customers’ primary or exclusive supplier.  We also believe that as we increase our supply of feedstock and re-refined products we will have the opportunity to secure larger customer accounts that require a partner who can consistently deliver high volumes.

Re-Refine Higher Value End Products

We intend to develop, lease, or acquire technologies to re-refine our feedstock supply into higher value end products, including assets or technologies which complement TCEP.  Currently, we are using TCEP to re-refine used oil feedstock into cutter stock for use in the marine fuel market.  We believe that continued improvements to our TCEP technology and investments in additional technologies will enable us to upgrade feedstock into higher value end products, such as fuels and lubricating base oil, that command higher market prices than the current re-refined products we produce.

Expand TCEP Re-Refinement Capacity

We intend to expand our TCEP capacity by building additional TCEP facilities to re-refine feedstock.  We believe the TCEP technology has a distinct competitive advantage over conventional re-refining technology because it produces a high-quality fuel oil product, and the capital expenditures required to build a TCEP processing plant are significantly lower than a comparable conventional re-refining facility.  By continuing the transition from our historical role as a value-added logistics provider to operating as a re-refiner, we believe we will be able to leverage our feedstock supply network and aggregation capabilities to upgrade a larger percentage of our feedstock inventory into higher value end products, which we believe should lead to increased revenue and gross margins. We intend to build TCEP facilities near the geographic location of substantial feedstock sources that we have relationships with through our existing operations or from an acquisition.  By establishing TCEP facilities near proven feedstock sources, we will seek to lower our transportation costs and lower the risk of operating plants at low capacity.

Corporate Information

We are a Nevada corporation formed in May 2008.  Our principal executive offices are located at 1331 Gemini Street, Suite 250, Houston, Texas 77058, and our telephone number is (866) 660-8156.  Our website address is www.vertexenergy.com.  The information on, or that may be accessed through, our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus and should not be considered a part of this prospectus supplement or the accompanying prospectus.  As used in this prospectus supplement, references to “we,” “our,” “us,” “Vertex,” and “the Company” refer to Vertex Energy, Inc. and our subsidiaries, unless otherwise stated or the context indicates otherwise.

THE OFFERING

Common stock offered by us	shares

Common stock outstanding before this offering	shares

Common stock to be outstanding after this offering	shares

Over-allotment option	We have granted the underwriter an option for a period of 30 days to purchase up to an additional shares of common stock.

Use of proceeds	We intend to use the proceeds from this offering for general corporate purposes, including potential acquisitions. See “Use of Proceeds.”

Risk factors
You should read the “Risk Factors” section of this prospectus supplement beginning on page S-9 and all of the other information set forth in this prospectus supplement for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

NASDAQ Market Symbol	VTNR

Unless otherwise indicated, the number of shares of our common stock that will be outstanding immediately after this offering is based on 17,804,724 shares of common stock outstanding as of September 30, 2013, and excludes: (i) 2,146,500 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.72 per share. which were granted subsequent to the 2009 merger (described below); (ii) 914,334 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $15.69 per share which were assumed in connection with the 2009 merger, (iii) approximately 1,383,500 shares of common stock reserved for issuance under our 2008, 2009 and 2013 Stock Incentive Plans; (iv) 10,333 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $2.42 per share; and (v) 1,323,837 shares of common stock issuable upon the conversion of our 1,323,837 outstanding shares of Series A Preferred Stock.

Except as otherwise noted, all information in this prospectus supplement assumes:

•	no exercise of the underwriter’s over-allotment option;

•	an assumed offering price of $3.01 per share (the last reported sale price of our common stock on the NASDAQ market on November 11, 2013); and

•	that no options, warrants, or shares of common stock were issued after September 30, 2013 and that no outstanding options or warrants were exercised after September 30, 2013.

SUMMARY FINANCIAL DATA

The following tables set forth, for the periods and dates indicated, our summary financial data. The summary financial data has been derived from our unaudited consolidated financial statements and accompanying notes for the nine months ended September 30, 2013 and 2012, as well as our audited historical consolidated financial statements and accompanying notes for the years ended December 31, 2012 and 2011. The results included here are not necessarily indicative of future performance.

	Twelve Months Ended December 31		Nine Months Ended September 30,
(Dollar amounts in thousands, except per share amounts)	2012	2011	2013	2012 (1)
			(unaudited)

Revenues	$134,573	$109,740	$115,197	$102,317
Cost of revenues	124,788	101,666	104,288	95,497
Gross profit	9,785	8,074	10,909	6,819
Gross margin %	7.3%	7.4%	9.5%	6.7%
Operating expenses:
Reduction of contingent liability	-	-	(1,850)	-
Selling, general and administrative expenses	6,137	4,100	7,130	3,724
Acquisition related expenses	1,257	-	-	1,155
Income (loss) from operations	2,391	3,974	5,630	1,941
Other Income (expense)
Other income	-	-	-	2
Other expense	2	-	(32)	-
Interest expense	(135)	(63)	(315)	(29)
Total other income (expense)	(134)	(63)	(346)	(27)
Income (loss) before income tax	2,258	3,912	5,283	1,913
Income tax benefit	1,401	1,842	21	1,608
Net income (loss)	$3,658	$5,754	$5,304	$3,521
Earnings per common share
Basic	$0.30	$0.65	$0.30	$0.35
Diluted	$0.25	$0.39	$0.27	$0.25
Shares used in computed earnings per share
Basic	12,138,229	8,884,681	17,402,501	10,085,206
Diluted	14,866,134	14,775,339	19,766,263	14,358,691
Balance Sheet Data:
Cash & cash equivalents	$808	$675	$531	$1,151
Fixed assets, net	11,617	124	11,963	10,771
Total assets	49,102	16,734	51,645	50,581
Total debt (2)	14,781	-	10,158	14,609
Total liabilities	28,702	7,396	25,762	30,393
Total shareholder equity	$20,400	$9,337	$25,884	$20,188

(1) Acquisition of Vertex Acquisition Sub, LLC was effective as of August 31, 2012; Nine-month period ended September 30, 2012 includes one month of consolidated operations.
(2) Includes long-term debt and line of credit, both current and long-term portions.

FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus supplement and the accompanying prospectus, any free writing prospectus we may file, the documents or information incorporated by reference herein and any other written or oral statement by or on our behalf contain forward-looking statements and information that are based on management’s beliefs, expectations and conclusions, are drawn from certain assumptions and information currently available.

This prospectus supplement and the accompanying prospectus, any free writing prospectus we may file, and the documents or information incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, among others,

•	risks associated with our outstanding credit facility, including amounts owed, restrictive covenants and security interests thereon;
•	the level of competition in our industry and our ability to compete;
•	our ability to respond to changes in our industry;
•	the loss of key personnel or failure to attract, integrate and retain additional personnel;
•	our ability to protect our intellectual property and not infringe on others’ intellectual property;
•	our ability to scale our business;
•	our ability to maintain supplier relationships and obtain adequate supplies of feedstocks;
•	our ability to obtain and retain customers;
•	our ability to produce our products at competitive rates;
•	our ability to execute our business strategy in a very competitive environment;
•	trends in, and the market for, the price of oil and gas and alternative energy sources;
•	our ability to maintain our relationship with KMTEX, Ltd.;
•	the impact of competitive services and products;
•	our ability to maintain insurance;
•	pending and potential future litigation, judgments and settlements;
•	rules and regulations making our operations more costly or restrictive;
•	changes in environmental and other laws and regulations and risks associated with such laws and regulations;
•	economic downturns both in the United States and globally;
•	risk of increased regulation of our operations and products;
•	negative publicity and public opposition to our operations;
•	disruptions in the infrastructure that we and our partners rely on;
•	an inability to identify attractive acquisition opportunities, successfully negotiate acquisition terms or effectively integrate acquired companies or businesses;
•	interruptions at our facilities;
•	unexpected changes in our anticipated capital expenditures resulting from unforeseen required maintenance, repairs, or upgrades;
•	our ability to acquire and construct new facilities;
•	our ability to effectively manage our growth; and
•	the lack of capital available on acceptable terms to finance our continued growth.

We identify forward-looking statements by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate,” “hope,” “plan,” “believe,” “predict,” “envision,” “intend,” “continue,” “potential,” “should,” “confident,” “could” and similar words and expressions, although some forward-looking statements may be expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements. You should consider carefully the statements included in and incorporated by reference in this prospectus supplement and accompanying prospectus, any free writing prospectus, and the documents or information incorporated by reference herein, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus supplement or the date of any document incorporated by reference in this prospectus supplement or any free writing prospectus, as applicable. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or any free writing prospectus or to reflect the occurrence of unanticipated events.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus supplement, and the documents we incorporate by reference or file as part of any free writing prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus supplement, any free writing prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

RISK FACTORS

 An investment in our common stock involves a high degree of risk and uncertainty. You should consider the “Risk Factors” included in the accompanying prospectus, as well as the other information contained in this prospectus supplement and in documents that are incorporated by reference into this prospectus supplement, including the discussions under “Item 1A. Risk Factors,” “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Forward-Looking Statements” in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement, and under similar headings in our subsequently filed quarterly reports on Form 10-Q, If any of these risks were to occur, our business, financial condition, cash flow or prospects and results of operations could be severely harmed. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Relating to Our Business

We face risks associated with the integration of the businesses, assets and operations recently acquired from Vertex Holdings, L.P.

We recently acquired substantially all of the assets and operations of Vertex Holdings, L.P., (formerly Vertex Energy, L.P.), a Texas limited partnership (“Holdings”). Those assets and operations included Cedar Marine Terminals, L.P. (“CMT”), which operates a 19-acre bulk liquid storage facility on the Houston Ship Channel; Crossroad Carriers, L.P. (“Crossroad”), which is a transportation carrier that provides transportation and logistical services for liquid petroleum products, as well as other hazardous materials and waste streams; Vertex Recovery, L.P. (“Vertex Recovery”) which collects and recycles used oil and residual materials from large regional and national customers throughout the U.S. and Canada; and H&H Oil, L.P. (“H&H Oil”), which collects and recycles used oil and residual materials from customers based in Austin, Baytown, and Corpus Christi, Texas. These represented new business lines and operations for us and while our management has significant prior experience in connection with the operations and management of these acquired businesses, we cannot assure you that we will be able to successfully integrate the acquisitions into our operations or that such acquisitions will positively affect our operations and cash flow. Acquisitions such as these involve numerous risks, including difficulties in the assimilation of the acquired businesses. The consolidation of our operations with the operations of the acquired companies, including the consolidation of systems, procedures, personnel and facilities and the achievement of anticipated cost savings, economies of scale and other business efficiencies presents significant challenges to our management. The acquisition of the acquired businesses and/or our failure to successfully integrate the acquired businesses could have an adverse effect on our liquidity, financial condition and results of operations.

We may be required to pay substantial additional amounts of consideration to Holdings in the event certain adjusted EBITDA targets are met by us.  There may also be actual or perceived conflicts of interest with management regarding such targets and amounts due in connection therewith.

We acquired substantially all of the assets and liabilities of Holdings on September 11, 2012 (the “Acquisition”). Concurrent with the closing of the transactions contemplated in the Acquisition, we paid the following purchase price (the “Purchase Price”) to Holdings, (a) $14.8 million in cash (less $1 million held in escrow) and assumed debt; and (b) 4,545,455 restricted shares of our common stock; and to B & S Cowart Family L.P., approximately $1.7 million in cash, representing the appraised value of certain owned real property.  Additionally, for each of the three one-year periods following the closing date, Holdings will be eligible to receive earn-out payments of $2.23 million, up to $6.7 million in the aggregate (the “Earn-Out Payments”), contingent on the combined company achieving adjusted EBITDA targets of $10.75 million, $12.0 million and $13.5 million, respectively, in those periods, provided that the Company failed to meet the targeted EBITDA for the first year’s Earn-Out Payment, and as such, there are $4.43 million of potential Earn-Out Payments currently remaining.  In the event we meet the required adjusted EBITDA targets and are required to pay Holdings the Earn-Out Payments, it could have a material adverse effect on our liquidity, the funds we have available for future expansion and our results of operations.

Holdings was a related party controlled by Benjamin P. Cowart, our President, Chairman and largest shareholder, who owned directly or indirectly a 77% interest in Holdings.  Additionally, Chris Carlson, our Chief Financial Officer, owned a 10% interest in Holdings and certain other of our employees (including Greg Wallace, our Vice President of Refining and Marketing) had a beneficial ownership interest in Holdings. Due to the structure of the earn-out payments, Mr. Cowart, Mr. Carlson and the other employees who will receive these payments have an incentive to increase our EBITDA in the periods covered in order to facilitate earn-out payments. They may therefore have an incentive to take steps to increase our EBITDA in the relevant periods at the expense of our future growth and long-term expansion.  Consequently, the earn-out payments and/or the structure thereof may cause actual or perceived conflicts of interest between Mr. Cowart, Mr. Carlson and certain of our other employees, our company and our other shareholders.

We have substantial indebtedness which could adversely affect our financial flexibility and our competitive position.

We have a significant amount of outstanding indebtedness. As of September 30, 2013, we owed approximately $12.4 million in accounts payable and accrued expenses.  Additionally, on September 11, 2012, we entered into a Credit Agreement with Bank of America, N.A. (the “Lender”) effective as of August 31, 2012 pursuant to which we borrowed a total of $8.5 million under a Term Note (the “Term Note”) and $8.75 million under a Revolving Note, the majority of which funds were immediately used to pay Holdings the acquisition price and other expenses associated with the Acquisition in September 2012.  As of September 30, 2013, we owed $6.7 million under the Term Note and $3.5 million under the Revolving Note. Amounts borrowed under the Term Note and

Revolving Note (the “Revolving Note”, and together with the Term Note, the “Notes”) bear interest at our option at the lesser of the Lender’s prime commercial lending rate then in effect or the LIBOR rate in effect plus 2.75%.  Accrued and unpaid interest on the Term Note is due and payable monthly in arrears and all amounts outstanding under the Term Note are due and payable on August 31, 2015.  Additionally, payments of principal in the amount of $141,667 are due and payable on the Term Note, monthly in arrears on the last day of each month beginning September 30, 2012, and continuing thereafter until the maturity date. Accrued and unpaid interest on the Revolving Note is due and payable monthly in arrears and all amounts outstanding under the Revolving Note are due and payable on August 31, 2014.

Our substantial indebtedness could have important consequences and significant effects on our business. For example, it could:

•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

•
require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from taking advantage of business opportunities;

•	make it more difficult to satisfy our financial obligations;

•	place us at a competitive disadvantage compared to our competitors that have less debt obligations; and

•
limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes on satisfactory terms or at all.

We may need to raise additional funding in the future to repay or refinance the Term Note and Revolving Note and our accounts payable, and as such may need to seek additional debt or equity financing. Such additional financing may not be available on favorable terms, if at all. If debt financing is available and obtained, our interest expense may increase and we may be subject to the risk of default, depending on the terms of such financing. If equity financing is available and obtained it may result in our shareholders experiencing significant dilution. If such financing is unavailable, we may be forced to curtail our operations, which may cause the value of our securities to decline in value and/or become worthless.

Our failure to comply with the covenants in the documents governing our existing and future indebtedness could materially adversely effect our financial condition and liquidity.

In connection with the Credit Agreement evidencing the Term Note and Revolving Note, we agreed to comply with certain standard affirmative and negative covenants and agreed to meet the following financial covenants at such time as any loans or other obligations are outstanding under the Credit Agreement, commencing with the quarter ending September 30, 2012: (1) the ratio of (a) our EBITDA minus cash taxes, minus distributions, minus unfinanced capital expenditures, in each case for the immediately preceding four fiscal-quarter periods, to (b) the sum of our interest expense for the immediately preceding four fiscal-quarter period plus our current maturities of long-term debt, in each case, as of the last day of such four fiscal-quarter period, all as determined in accordance with GAAP, may not at any time be less than 1.25 to 1.00 (calculated and tested quarterly); (2) the ratio of total debt funded under the Credit Agreement to our EBITDA cannot be greater than 2.00 to 1.00 (calculated and tested quarterly); and (3) the sum of our tangible net worth cannot be less than $10,000,000 as of the last day of each fiscal quarter. While we were not in compliance with the tangible net worth requirement of the Credit Agreement as of September 30, 2012 and December 31, 2012; the tangible net worth requirement was included in the Credit Agreement in error and we and the Lender entered into a waiver and amendment agreement in January 2013, pursuant to which the Lender agreed to waive such prior non-compliance with the tangible net worth requirement and to amend the Credit Agreement to remove such net tangible worth requirement moving forward.

The Credit Agreement also includes customary events of default for facilities of similar nature and size as the Credit Agreement and also provides that an event of default occurs if (a) Benjamin P. Cowart, our Chief Executive Officer, Chairman of the Board and largest shareholder, ceases to be actively involved in our day-to-day management or operation or if Mr. Cowart ceases to own and control at least 25% of our equity interests; (b) we cease at any time to own and control 100% of the assets acquired from Holdings or Vertex II GP, LLC (“Vertex GP”), our wholly-owned subsidiary formed for the purpose of the transaction, ceases to be the sole general partner of the partnerships acquired; (c) an agreement, letter of intent, or agreement in principle is executed with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, could reasonably be expected to result in either (a) or (b), above; or (d) a default occurs under the lease agreement for certain premises leased by CMT.

A breach of any of the covenants above or covenants in future agreements, if uncured, could lead to an event of default under any such document, which in some circumstances could give our creditors the right to demand that we accelerate repayment of amounts due. This would likely in turn trigger cross-acceleration or cross-default rights in other documents governing our indebtedness. Therefore, in the event of any such breach, we may need to seek covenant waivers or amendments from our creditors or seek alternative or additional sources of financing, and we cannot assure you that we would be able to obtain any such waivers or amendments or alternative or additional financing on acceptable terms, if at all. In addition, any covenant breach or event of default could harm our credit rating and our ability to obtain additional financing on acceptable terms. The occurrence of any of these events could have a material adverse effect on our financial condition and liquidity.

Our obligations under the Credit Agreement and related Notes are secured by a first priority security interest in substantially all of our assets.

Our obligations under the Credit Agreement and Notes are secured by a first priority security interest in substantially all of our assets, including those assets and properties acquired in connection with the closing of the Acquisition, which was granted pursuant to our and certain of our subsidiaries’ entry into security agreements with the Lender.  Additionally, substantially all of our subsidiaries agreed to guarantee our obligations under the Credit Agreement. As such, if an event of default occurs under the Credit Agreement, the Lender may enforce its security interest over our assets and/or our subsidiaries which secure the repayment of such obligation, and we could be forced to curtail or abandon our current business plans and operations. If that were to happen, any investment in the company could become worthless.

If we are unable to maintain a credit facility, it could have an adverse effect on our business.

We have historically been able to maintain lines of credit and other credit facilities similar to the Credit Agreement with the Lender and other lenders.  We rely heavily on the availability and utilization of these lines of credit and credit facilities for our operations and for the purchase of inventory.  If we are unable to renew or replace our facility or are unable to borrow funds under such facility (or any future facility), for any reason, including due to having no available funds remaining under the facility and/or upon any default of the facility, we may be forced to curtail or abandon our current and/or future planned business operations.

We may be required to pay significant bonuses to our material employees.

Pursuant to our employment agreement, as amended, with Greg Wallace, our Vice President of Refining and Marketing, in the event we earn “Adjusted Gross Margin” (equal to gross margin minus general and administrative overhead directly related to the segments of our Refining and Marketing divisions which relate to business conducted in Port Arthur, Texas, and which are managed by Mr. Wallace and excluding our TCEP), for the years ended December 31, 2011, 2012, 2013 or 2014, we agreed to pay Mr. Wallace a bonus equal to 10% of such Adjusted Gross Margin for each applicable year.    For the year ended December 31, 2011, a total of $247,739 was due to Mr. Wallace which bonus was paid during 2012. Additionally, in the event that year-end Adjusted Gross Margin exceeds certain pre-approved thresholds ($2,477,393 in the 2012 year), Mr. Wallace is able to earn an additional bonus equal to 5% of Adjusted Gross Margin.  For the year ended December 31, 2012, a total of $343,630 was due to Mr. Wallace, which is being paid throughout fiscal 2013 pursuant to the agreement terms. We also agreed to pay Mr. Wallace a bonus of 15% of any Adjusted Gross Margin for the year ended December 31, 2015.  Mr. Wallace ceases to earn any bonuses upon such time as his employment with us is terminated.  As such, Mr. Wallace may have an incentive to take steps to increase Adjusted Gross Margin at the expense of our future growth and long-term expansion.  Consequently, Mr. Wallace’s bonus structure may cause actual or perceived conflicts of interest between Mr. Wallace, us and our other shareholders. Payment of the bonuses to Mr. Wallace could have a material adverse effect on our liquidity, the funds we have available for future expansion and our results of operations.

We incur significant costs as a result of operating as a fully reporting company in connection with Section 404 of the Sarbanes Oxley Act, and our management is required to devote substantial time to compliance initiatives.

We incur significant legal, accounting and other expenses in connection with our status as a fully reporting public company. The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and rules subsequently implemented by the SEC have imposed various new requirements on public companies, including requiring changes in corporate governance practices. As such, our management and other personnel are required to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time consuming and costly. In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to comply with such compliance requirements. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Our contracts may not be renewed and our existing relationships may not continue, which could be exacerbated by the fact that a limited number of our customers represented a significant portion of our sales.

Our contracts and relationships in the black oil business include feedstock purchasing agreements with local waste oil collectors, an off-take arrangement with one re-refinery, along with a few key relationships in the bunkering, blending and No. 6 oil industry. Because our operations are extremely dependent on the black oil key bunkering, blending and No. 6 oil relationships as well as our third-party refining contracts, if we were to lose relationships, there would be a material adverse effect on our operations and results of operations. Additionally, if we were to lose any of our current local waste oil collectors, we could be required to spend additional resources locating and providing incentives for other waste oil collectors, which could cause our expenses to increase and/or cause us to curtail or abandon our business plans.

This is exacerbated by the fact that four companies represented approximately 31%, 25%, 13%, and 12% of our revenues and two companies represented approximately 11% and 10% of outstanding purchases for the year ended December 31, 2012.  As a result, if we were to lose any of our largest revenue producing relationships, we may be forced to expend additional resources attempting to secure replacement relationships, which may not be on as favorable terms as our current relationships, if such relationships can be secured at all.

A significant portion of our historical revenues are a result of our agreement with KMTEX, Ltd, which expires on June 30, 2014.

We have an agreement in place with KMTEX, Ltd. (“KMTEX”), which specializes in the custom processing of petrochemicals and other chemicals. Our services include terminal storage and expert project management in materials handling, distillation, filtration, molecular sieve, and reaction chemistry, pursuant to which KMTEX agreed to process feedstock of certain petroleum distillates, which we provide to KMTEX to process into more valuable feedstocks, including pygas, gasoline blendstock and cutterstock, which agreement expires on June 30, 2014.  If KMTEX were to terminate our relationship and/or not agree to renew our agreement with it, we would be forced to spend resources attempting to locate another party which we could supply our feedstock which could take substantial time, if such alternative party is even available. If we are able to find another contracting party, the terms of the understanding or agreement with such contracting party may be on terms less favorable to us and/or may force us to transport our feedstock a greater distance.  As a result of the above, if we were to lose our relationship with KMTEX our expenses may increase, our results of operations may decrease and/or it may cause us to curtail or abandon our business plans, all of which would likely cause the value of our securities to decrease in value.

We operate in competitive markets, and there can be no certainty that we will maintain our current customers or attract new customers or that our operating margins will not be impacted by competition.

The industries in which we operate are highly competitive. We compete with numerous local and regional companies of varying sizes and financial resources in our refining and feedstock consolidation operations, transportation services, feedstock collection and aggregation and used oil recycling, and we compete with larger oil companies, with significantly greater resources than us, in our oil re-refining operations. We expect competition to intensify in the future. Furthermore, numerous well-established companies are focusing significant resources on providing used oil collection, transportation, refining and re-refining services that will compete with our services. We cannot assure you that we will be able to effectively compete with these other companies or that competitive pressures, including possible downward pressure on the prices we charge for our products and services, will not arise. In the event that we cannot effectively compete on a continuing basis, or competitive pressures arise, such inability to compete or competitive pressures could have a material adverse effect on our business, results of operations and financial condition.

Disruptions in the supply of feedstock could have an adverse effect on our business.

We depend on the continuing availability of raw materials, including feedstock, to remain in production.  A serious disruption in supply of feedstock, or significant increases in the prices of feedstock, could significantly reduce the availability of raw materials at our plant and which are available to be processed by our third-party processors.  Additionally, increases in production costs could have a material adverse effect on our business, results of operations and financial condition.

For example, we have previously experienced difficulty in obtaining feedstock from our suppliers who, because of the sharp downturn in the price of oil (used and otherwise) have seen their margins decrease substantially, which in some cases has made it uneconomical for such suppliers to purchase feedstock from their suppliers and/or sell to us at the rates set forth in their contracts. Any similar decline in the price of oil and/or the economy in general could create a decrease in the supply of feedstock, prevent us from maintaining our required levels of output and/or force us to seek out additional suppliers of feedstock, who may charge more than our current suppliers, and therefore adversely affect our results of operations.

We are subject to numerous environmental and other laws and regulations and, to the extent we are found to be in violation of any such laws and regulations, our business could be materially and adversely affected.

We are subject to extensive federal, state, provincial and local laws and regulations relating to the protection of the environment which, among other things:

•	regulate the collection, transportation, handling, processing and disposal of hazardous and non-hazardous wastes;

•	impose liability on persons involved in generating, handling, processing, transporting or disposing hazardous materials;

•	impose joint and several liability for remediation and clean-up of environmental contamination; and

•	require financial assurance that funds will be available for the closure and post-closure care of sites where hazardous wastes are stored, processed or disposed.

The breadth and complexity of all of these laws and regulations impacting us make consistent compliance extremely difficult and often result in increased operating and compliance costs, including requiring the implementation of new programs to promote compliance. Even with these programs, we and other companies in the industry are routinely faced with legal and administrative proceedings which can result in civil and criminal penalties, interruption of business operations, fines or other sanctions and require expenditures.

Our operations involve the risks of fuel spillage or seepage, environmental damage and hazardous waste disposal, among others. If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of applicable environmental laws or regulations, it could significantly increase our cost of doing business.

Additionally, under current law, we may be held liable for damage caused by conditions that existed before we acquired our assets and/or before we took control of our leased properties or if we arranged for the transportation, disposal or treatment of hazardous substances that cause environmental contamination. In the future, we may be subject to monetary fines, civil or criminal penalties, remediation, clean-up or stop orders, injunctions, orders to cease or suspend certain practices or denial of permits required to operate our facilities and conduct our operations. The outcome of any proceeding and associated costs and expenses could have a material adverse impact on our operations and financial condition.

Environmental laws and regulations are subject to change and may become increasingly stringent or relaxed. Interpretation or enforcement of existing laws and regulations, or the adoption of new laws and regulations, may require us to modify or curtail our operations or replace or upgrade our facilities or equipment at substantial costs which we may not be able to pass on to our customers. On the other hand, if new laws and regulations are less stringent, then our customers or competitors may be able to compete with us more effectively, without reliance on our services, which could decrease the need for our services and/or increase competition which could adversely affect our revenues and profitability, if any.

We are required to obtain and maintain permits, licenses and approvals to conduct our operations in compliance with such laws and regulations. If we are unable to maintain our currently held permits, licenses and approvals, we may not be able to continue certain of our operations. If we are unable to obtain any additional permits, licenses and approvals which may be required as we expand our operations, we may be forced to curtail or abandon our current and/or future planned business operations.

Environmental risks and regulations may adversely affect our business.

All phases of designing, constructing and operating our refining and planned re-refining plant present environmental risks and hazards. We are subject to environmental regulation implemented or imposed by a variety of federal, state and municipal laws and regulations as well as international conventions. Among other things, environmental legislation provides for restrictions and prohibitions on spills and discharges, as well as emissions of various substances produced in association with our operations. Legislation also requires that facility sites be operated, maintained, abandoned and reclaimed in such a way that would satisfy applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach could result in the imposition of fines and penalties, some of which could be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability, as well as potentially increased capital expenditures and operating costs. The presence or discharge of pollutants in or into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such presence or discharge. If we are unable to remediate such conditions economically or obtain reimbursement or indemnification from third parties, our financial condition and results of operations could be adversely affected. We cannot assure you that the application of environmental laws to our business will not cause us to limit our production, to significantly increase the costs of our operations and activities, to reduce the market for our products or to otherwise adversely affect our financial condition, results of operations or prospects.

We could be subject to involuntary shutdowns or be required to pay significant monetary damages or remediation costs if we are found to be a responsible party for the improper handling or the release of hazardous substances.

As a company engaged in the sale, handling, transportation, storage, recycling and disposal of materials that are or may be classified as hazardous by federal, state, provincial or other regulatory agencies, we face risks of liability for environmental contamination. The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or “CERCLA” or Superfund, and similar state laws impose strict liability for clean-up costs on current or former owners and operators of facilities that release hazardous substances into the environment, as well as on the businesses that generate those substances or transport them. As a potentially responsible party, or “PRP,” we may be liable under CERCLA for substantial investigation and cleanup costs even if we operate our business properly and comply with applicable federal and state laws and regulations. Liability under CERCLA may be joint and several, which means that if we were found to be a business with responsibility for a particular

CERCLA site, we could be required to pay the entire cost of the investigation and cleanup, even though we were not the party responsible for the release of the hazardous substance and even though other companies might also be liable. Even if we are able to identify who the other responsible parties might be, we may not be able to compel them to contribute to the remediation costs, or they might be insolvent or unable to contribute due to lack of financial resources.

Our facilities and the facilities of our clients and third-party contractors may have generated, used, handled and/or disposed of hazardous substances and other regulated wastes. Environmental liabilities could exist, including cleanup obligations at these facilities or at off-site locations, which could result in future expenditures that cannot be currently quantified and which could materially reduce our profits. In addition, new services or products offered by us could expose us to further environmental liabilities for which we have no historical experience and cannot estimate our potential exposure to liabilities.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties and may negatively affect the value of our assets or our ability to conduct our business. We may also be required to take corrective actions, including, but not limited to, installing additional equipment, which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against us. These could result in a material adverse effect on our prospects, business, financial condition and our results of operations.

We are dependent on third parties for the disposal of our waste streams.

We do not own any waste disposal sites. As a result, we are dependent on third parties for the disposal of waste streams. To date, disposal vendors have met their requirements, but we cannot assure you that they will continue to do so. If for some reason our current disposal vendors cannot perform up to standards, we may be required to replace them. Although we believe there are a number of potential replacement disposal vendors that could provide such services, we may incur additional costs and delays in identifying and qualifying such replacements. In addition, any mishandling of our waste streams by disposal vendors could expose us to liability. Any failure by disposal vendors to properly collect, transport, handle or dispose of our waste streams could expose us to liability, damage our reputation and generally have a material adverse effect on our business, financial condition or results of operations.

Worsening economic conditions and trends and downturns in the business cycles of the industries we serve and which provide services to us would impact our business and operating results.

A significant portion of our customer base is comprised of companies in the chemical manufacturing and hydrocarbon recovery industries. The overall levels of demand for our products, refining operations, and future planned re-refined oil products are driven by fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions in the U.S., as well as regional economic conditions. For example, many of our principal consumers are themselves heavily dependent on general economic conditions, including the price of fuel and energy, availability of affordable credit and capital, employment levels, interest rates, consumer confidence and housing demand. These cyclical shifts in our customers’ businesses may result in fluctuations in demand, volumes, pricing and operating margins for our services and products.

In addition to our customers, the suppliers of our feedstock may also be affected by downturns in the economy and adverse changes in the price of feedstock. For example, we previously experienced difficulty obtaining feedstock from our suppliers who, because of the sharp downturn in the price of oil (used and otherwise) have seen their margins decrease substantially, which in some cases have made it uneconomical for such suppliers to purchase feedstock from their suppliers and/or sell to us at the rates set forth in their contracts. Any similar decline in the price of oil and/or the economy in general could create a decrease in the supply of feedstock, prevent us from maintaining our required levels of output and/or force us to seek additional suppliers of feedstock, who may charge more than our current suppliers, and therefore adversely affect our results of operations.

Our operating margins and profitability may be negatively impacted by changes in fuel and energy costs.

We transport our feedstock, refined oil and re-refined oil, with trucks and by rail. As a result, increases in shipping and transportation costs caused by increases in oil, gasoline and diesel prices have a significant impact on our operating expenses. The price and supply of oil and gas is unpredictable and fluctuates based on events beyond our control, including geopolitical developments, natural disasters, supply and demand for oil and natural gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. A significant increase in transportation or fuel costs could lower our operating margins and negatively impact our profitability.

Additionally, the price at which we sell our refined oil and our re-refined oil is affected by changes in certain oil indexes. If the relevant oil index rises, we anticipate being able to increase the prices for our refined and re-refined oil. If the relevant oil index declines, we anticipate having to reduce prices for our refined and re-refined oil. However, the cost to collect used oil and refinery feedstock, including the amounts that must be paid to obtain used oil and feedstock, generally also increases or decreases when the relevant index increases or decreases. Even though the prices that can be charged for our refined and re-refined products and the costs to collect, refine, and re-refine the feedstock generally increase and decrease together, we cannot assure you that when the costs to collect, refine and re-refine used oil and petrochemical products increase, we will be able to increase the prices we charge for our refined and re-refined products to cover such increased costs, or that the costs to collect, refine and re-refine used oil and petrochemical products will decline when the prices we can charge for our products declines. If the prices we charge for our finished products and the costs to collect, refine and re-refine products do not move together or in similar magnitudes, our profitability may be materially and negatively impacted.

Our strategy includes pursuing acquisitions, partnerships and joint ventures and our potential inability to successfully integrate newly-acquired companies or businesses, or successfully manage our partnerships and joint ventures may adversely affect our financial results.

In the future, we may seek to grow our business by investing in new or existing facilities or technologies, making acquisitions or entering into partnerships and joint ventures. Acquisitions, partnerships, joint ventures or investments may require significant managerial attention, which may divert management from our other activities and may impair the operation of our existing businesses. Any future acquisitions of businesses or facilities could entail a number of additional risks, including:

•	the failure to successfully integrate the acquired businesses or facilities or new technology into our operations;

•	incurring significantly higher than anticipated capital expenditures and operating expenses;

•	disrupting our ongoing business;

•	dissipating our management resources;

•	failing to maintain uniform standards, controls and policies;

•	the inability to maintain key pre-acquisition business relationships;

•	loss of key personnel of the acquired business or facility;

•	exposure to unanticipated liabilities; and

•	the failure to realize efficiencies, synergies and cost savings.

Additionally, any properties or facilities that we acquire may be subject to unknown liabilities, such as undisclosed environmental contamination, for which we would have no recourse, or only limited recourse, to the former owners of such properties. As a result, if a liability were asserted against us based upon ownership of an acquired property, we might be required to pay significant sums to settle it, which could adversely affect our financial results and cash flow.

The consolidation of our operations with the operations of acquired companies, including the consolidation of systems, procedures, personnel and facilities, the relocation of staff, and the achievement of anticipated cost savings, economies of scale and other business efficiencies, presents significant challenges to our management, particularly if several acquisitions occur at the same time. Fully integrating an acquired company or business into our operations may take a significant amount of time.  We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions. To the extent we do not successfully avoid or overcome the risks or problems related to any acquisitions, our results of operations and financial condition could be adversely affected. Future acquisitions also could impact our financial position and capital needs, and could cause substantial fluctuations in our quarterly and yearly results of operations. Acquisitions could include significant goodwill and intangible assets, which may result in future impairment charges that would reduce our stated earnings or increase our stated losses.

We may be subject to citizen opposition and negative publicity due to public concerns over hazardous waste and re-refining operations, which could have a material adverse effect on our business, financial condition or results of operations.

There currently exists a high level of public concern over hazardous waste and refining and re-refining operations, including with respect to the location and operation of transfer, processing, storage and disposal facilities. Part of our business strategy is to increase our re-refining capacity through the construction of new facilities in growth markets. Zoning, permit and licensing applications and proceedings, as well as regulatory enforcement proceedings, are all matters open to public scrutiny and comment. Accordingly, from time to time we may be subject to citizen opposition and publicity which may damage our reputation and delay or limit the planned expansion and development of future facilities or operations or impair our ability to renew existing permits, any of which could prevent us from implementing our growth strategy and have a material adverse effect on our business, financial condition or results of operations.

We depend heavily on the services of our Chief Executive Officer and Chairman, Benjamin P. Cowart.

Our success depends heavily upon the personal efforts and abilities of Benjamin P. Cowart, our Chief Executive Officer and Chairman, who is employed by us under a five-year employment contract expiring on April 16, 2014. We do not currently have any “key man” life insurance policy in place for Mr. Cowart. The loss of Mr. Cowart or other key employees could have a material adverse effect on our business, results of operations or financial condition. In addition, the absence of Mr. Cowart may force us to seek a replacement who may have less experience or who may not understand our business as well, or we may not be able to find a suitable replacement.

Unanticipated problems or delays in building our facilities to the proper specifications may harm our business and viability.

Our future growth will depend on our ability to timely and economically complete and operate TCEP and our other planned re-refining facilities and operate our existing refining operations. If our operations are disrupted or our economic integrity is threatened for unexpected reasons, our business may experience a substantial setback. Moreover, the occurrence of significant unforeseen conditions or events in connection with the construction of our planned facilities may require us to reexamine our business model. Any change to our business model or management’s evaluation of the viability of our planned services may adversely affect our business. Construction costs for our future facilities may also increase to a level that would make a new facility too expensive to complete or unprofitable to operate. Contractors, engineering firms, construction firms and equipment suppliers also receive requests and orders from other companies and, therefore, we may not be able to secure their services or products on a timely basis or on acceptable financial terms. We may suffer significant delays or cost overruns as a result of a variety of factors, such as increases in the prices of raw materials, shortages of workers or materials, transportation constraints, adverse weather, equipment failures, fires, damage to or destruction of property and equipment, environmental damage, unforeseen difficulties or labor issues, any of which could prevent us from beginning or completing construction or commencing operations at our future planned re-refining facilities.

Strategic relationships on which we rely are subject to change.

Our ability to identify and enter into commercial arrangements with feedstock suppliers and refined and re-refined oil clients depends on developing and maintaining close working relationships with industry participants. Our success in this area also depends on our ability to select and evaluate suitable projects as well as to consummate transactions in a highly competitive environment. These factors are subject to change and may impair our ability to grow.

Disruptions to infrastructure and our and our partner’s facilities could materially and adversely effect our business.

Our business depends on the continuing availability of road, railroad, port, storage and distribution infrastructure and our re-refining facilities. Any disruptions in this infrastructure network or such re-refining facilities, whether caused by labor difficulties, earthquakes, storms, other natural disasters, human error or malfeasance or other reasons, could have a material adverse effect on our business. We rely on third parties to maintain the rail lines from our plants to the national rail network, and any failure by these third parties to maintain the lines could impede the delivery of products, impose additional costs and could have a material adverse effect on our business, results of operations and financial condition. For example, previous damage to our terminal facility located at Cedar Marine Terminal in Baytown, Texas, as a result of Hurricane Ike in 2008 (which caused the terminal to temporarily be out of operation) resulted in increased costs associated with the shipping of feedstock through third-party contractors, thereby raising the overall cost of the feedstock and lowering our margins. Additional hurricanes or natural disasters in the future could cause similar damage to our infrastructure, prevent us from generating revenues while such infrastructure is undergoing repair (if repairable) and/or cause our margins and therefore our results of operations to be adversely affected.

Additionally, we have occasionally had to take our TCEP facility offline to refurbish and upgrade such facility.  Any prolonged period during which the TCEP facility is non-operational or operational on a limited basis due to the decision to refurbish or upgrade such facility, or any other reason, including problems with the facility, could adversely affect our revenues and results of operations.  Furthermore, any period during which KMTEX’s facilities are offline could have an adverse effect on our revenues, force us to seek alternative re-refining facilities (which may be more expensive or require us to transport our feedstock over longer distances) and may increase our expenses, decreasing our operating margins.

Negative publicity may harm our operations and we may face additional expenses due to such negative publicity.

Only a relatively small number of entities operate in our industry including competitors, feedstock suppliers, re-refining operators, purchasers of our products and transportation companies.  If issues arise with our products or third parties (including entities which operate in our industry) allege issues with our products, even if no issues with such products exist, such negative publicity may force us to change service providers, undertake certain transportation activities ourselves, at higher costs than third parties would charge, or cause certain of our buyers, sellers or service providers to cease working with us. The result of such actions may result in our expenses increasing, a decrease in our ability to purchase feedstock, or our ability to sell or transport our resulting products, which could cause our revenues to decrease and/or expenses to increase, which could cause a material adverse effect on our results of operations.

Our commercial success will depend in part on our ability to obtain and maintain protection of our intellectual property.

Our success will depend in part on our ability to maintain or obtain and enforce patent rights and other intellectual property protection for our technologies, to preserve our trade secrets, and to operate without infringing upon the proprietary rights of third parties. We have not obtained patents (although two patent applications for our TCEP are pending) in the United States or internationally for our technology to date. We cannot assure you that the TCEP patent will be granted, that if we file additional patent applications for our technologies in the future, such patents will be granted or that the scope of any claims granted in any patent will provide us with proprietary protection or a competitive advantage. Furthermore, we cannot assure you that if granted, such patents will be valid or will afford us with protection against competitors with similar technology. The failure to obtain or maintain patents or other intellectual property protection on the technologies underlying our technologies may have a material adverse effect on our competitive position and business prospects. It is also possible that our technologies may infringe on patents or other intellectual property rights owned by others. We may have to alter our products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to it. We cannot assure you that a license will be available to us, if at all, upon terms and conditions acceptable to us or that we will prevail in any intellectual property litigation. Intellectual property litigation is costly and time consuming, and we cannot assure you that we will have sufficient resources to pursue such litigation. If we do not obtain a license under such intellectual property rights, are found liable for infringement or are not able to have such patents declared invalid, we may be liable for significant money damages and may encounter significant delays in bringing products to market.

Competition may impair our success.

New technologies may be developed by others that could compete with our refining and re-refining technologies. In addition, we face competition from other producers of oil substitutes and related products. Such competition is expected to be intense and could significantly drive down the price for our products. Competition will likely increase as prices of energy in the commodities market, including refined and re-refined oil, rise. Additionally, new companies are constantly entering the market, thus increasing the competition even further. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own refining and re-refining operations, and may have greater access to feedstock, market presence, economies of scale, financial resources and engineering, technical and marketing capabilities, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely effect our results of operations and financial condition and could also have a negative impact on our ability to obtain additional capital from investors.

Potential competition from our existing employees could negatively impact our profitability.

Although Mr. Cowart and other employees of ours are prohibited from competing with us (i) while they are employed with us and for six months thereafter, and (ii) in the business of transporting, storing, processing and refining petroleum products, crudes and lubricants in the states of Alabama, Arkansas, Arizona, California, Florida, Georgia, Iowa, Illinois, Kentucky, Louisiana, Michigan, North Carolina, Nevada, New York, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee and Texas, until August 31, 2017, none of such individuals will be prohibited from competing with us after such six-month period ends, subject to the non-competition restriction expiring August 31, 2017. Accordingly, any of these individuals could be in a position to use industry experience gained while working with us to compete with us.  Such competition could increase our costs to obtain feedstock, and increase our costs for contracting use of operating assets and services such as third-party refining capacity, trucking services or terminal access. Furthermore, such competition could distract or confuse customers, reduce the value of our intellectual property and trade secrets, or result in a reduction in the prices we are able to obtain for our finished products. Any of the foregoing could reduce our future revenues, earnings or growth prospects.

Competition due to advances in renewable fuels may lessen the demand for our products and negatively impact our profitability.

Alternatives to petroleum-based products and production methods are continually under development. For example, a number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean-burning gaseous fuels that may address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns, which if successful could lower the demand for our services. If these non-petroleum based products and oil alternatives continue to expand and gain broad acceptance such that the overall demand for our products is reduced, we may not be able to compete effectively in the marketplace.

We will rely on new technology to conduct our business, including TCEP, and our technology could become ineffective or obsolete.

We will be required to continually enhance and update our technology to maintain our efficiency and to avoid obsolescence. Our TCEP is currently commercially unproven and may not work over the long term in a profitable manner.  Currently TCEP is producing at expected levels and producing the quality of product we originally planned to produce.  However, the total revenues year to date generated by the process have been below our expectations, and we anticipate that TCEP will be able to continue producing the level and quality of product we originally hoped and that our results of operations will reflect such levels of production as we move forward.

Additionally, the costs moving forward of enhancing and updating and/or replicating our technology or creating new technology may be substantial and may be higher than the costs that we anticipated for technology maintenance and development. If we are unable to maintain the efficiency of our technology, replicate our technology, or create new technologies, our ability to manage our business and to compete may be impaired. Even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would if our technology was more effective. The impact of technical shortcomings, including but not limited to the failure of TCEP, and/or the costs associated with enhancing or replicating TCEP could have a material adverse effect on our prospects, business, financial condition, and results of operations.

Our operations would be negatively affected if we are unable to use the TCEP facility in the future.

If we were not able to use our currently operational TCEP facility moving forward, our ability to compete in the marketplace would be negatively affected.  We believe we need the use of the TCEP facility to produce higher valued products from black oil streams and to compete with competitors who may bring new technologies to the marketplace to create new and higher value finished products, which will in turn enable them to pay more for feedstock (i.e., as their margins increase, they are able to increase the prices they are willing to pay for feedstock).  If we are unable to use the TCEP facility for any reason, we will not be able to effectively compete with additional technologies brought to market by our competitors, our finished products could be worth less and if our competitors are willing to pay more for feedstock than we are, they could drive up prices, which would cause our revenues to decrease, and cause our cost of sales to increase, respectively.  Additionally, if we are forced to pay more for feedstock, our cash flows will be negatively impacted and our margins will decrease.

Our business is subject to local, legal, political, and economic factors which are beyond our control.

We believe that the current political environment for construction of our planned additional re-refining facilities is sufficiently supportive to enable us to plan and implement the construction of such additional re-refining facilities, funding permitting, of which there can be no assurance. However, there are risks that conditions will change in an adverse manner. These risks include, but are not limited to, environmental issues, land use, air emissions, water use, zoning, workplace safety, restrictions imposed on the re-refining industry such as restrictions on production, substantial changes in product quality standards, restrictions on feedstock supply, price controls and export controls. Any changes in financial incentives, investment regulations, policies or a shift in political attitudes are beyond our control and may adversely affect our business, plans for future re-refining facilities, and future financial results.

Additionally, the U.S. Departments of Transportation, Coast Guard and Homeland Security and various federal, state, local and foreign agencies exercise broad powers over our transportation operations, generally governing such activities as authorization to engage in motor carrier operations, safety and permits to conduct transportation business. We may also become subject to new or more restrictive regulations that the Departments of Transportation and Homeland Security, the Occupational Safety and Health Administration, the Environmental Protection Agency or other authorities impose, including regulations relating to engine exhaust emissions, the hours of service that our drivers may provide in any one-time period, security and other matters. Compliance with these regulations could increase our costs and adversely affect our results of operations.

Our business may be harmed by anti-terrorism measures.

In the aftermath of the terrorist attacks on the United States and increased concerns regarding future terrorist attacks, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks. Although many companies will be adversely affected by any slowdown in the availability of freight transportation, the negative impact could affect our business disproportionately. For example, if the security measures disrupt or impede the timing of our deliveries of feedstock, we may not have sufficient feedstock to run our re-refining process at full capacity, or may incur increased expenses to do so. We cannot assure you that these measures will not significantly increase our costs and reduce our operating margins and income.

Our business is geographically concentrated and is therefore subject to regional economic downturns.

Our operations and customers are concentrated principally in the Gulf Coast. Therefore, our business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and budget constraints and severe weather conditions. In addition, as we seek to expand in our existing markets, opportunities for growth within this region may become more limited and the geographic concentration of our business may increase.

Currently pending or future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements.

From time to time, we are involved in lawsuits, regulatory inquiries and may be involved in governmental and other legal proceedings arising out of the ordinary course of our business. Many of these matters raise difficult and complicated factual and legal issues and are subject to uncertainties and complexities. The timing of the final resolutions to these types of matters is often uncertain. Additionally, the possible outcomes or resolutions to these matters could include adverse judgments or settlements, either of which could require substantial payments, adversely affecting our results of operations and liquidity.

If we cannot maintain adequate insurance coverage, we will be unable to continue certain operations.

Our business exposes us to various risks, including claims for causing damage to property and injuries to persons that may involve allegations of negligence or professional errors or omissions in the performance of our services. Such claims could be substantial. We believe that our insurance coverage is presently adequate and similar to, or greater than, the coverage maintained by other similarly situated companies in the industry. If we are unable to obtain adequate or required insurance coverage in the future, or if such insurance is not available at affordable rates, we could be in violation of our permit conditions and other requirements of the environmental laws, rules and regulations under which we operate. Such violations could render us unable to continue certain of our operations. These events could result in an inability to operate certain assets and significantly impair our financial condition.

Our insurance policies do not cover all losses, costs or liabilities that we may experience.

We maintain insurance coverage, but these policies do not cover all of our potential losses, costs or liabilities. We could suffer losses for uninsurable or uninsured risks, or in amounts in excess of our existing insurance coverage, which would significantly affect our financial performance. Our insurance policies also have deductibles and self-retention limits that could expose us to significant financial expense. Our ability to obtain and maintain adequate insurance may be affected by conditions in the insurance market over which we have no control. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations. In addition, our business requires that we maintain various types of insurance. If such insurance is not available or not available on economically acceptable terms, our business would be materially and adversely affected.

Claims above our insurance limits, or significant increases in our insurance premiums, may reduce our profitability.

We currently employ 30 full-time and two part-time drivers. From time to time, some of these employee drivers are involved in automobile accidents. We currently carry liability insurance of $1,000,000 for our drivers, subject to applicable deductibles, and carry umbrella coverage up to $10,000,000.  However, claims against us may exceed the amounts of available insurance coverage. If we were to experience a material increase in the frequency or severity of accidents, liability claims or workers' compensation claims or unfavorable resolutions of claims, our operating results could be materially affected.

Increases in energy costs will affect our operating results and financial condition.

Our production costs will be dependent on the costs of the energy sources used to run our facilities and to procure feedstock. These costs are subject to fluctuations and variations, and we may not be able to predict or control these costs. If these costs exceed our expectations, this may adversely affect our results of operations.

Fluctuations in fuel costs could impact our operating expenses and results.

We operate a fleet of transportation, collection and aggregation trucks to collect and transport used oil and re-refined oil products, among other things. The price and supply of fuel is unpredictable and fluctuates based on events beyond our control, including, among others, geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regional production patterns. We have experienced increases in the cost of fuel over the past several years. Although in the past, we have been able to pass-through some of these costs to our customers, we cannot assure you that we will be able to continue to do so in the future. Fuel or other transportation costs may continue to increase significantly in fiscal year 2013, 2014 and beyond. A significant increase in our fuel or other transportation costs could lower our operating margins and negatively impact our profitability.

We face competition from other common carriers and transportation providers.

Crossroad is a common carrier that provides transportation and logistical services for liquid petroleum products, as well as other hazardous materials and waste streams. We face competition from trucking companies, railroads, motor carriers and, to a lesser extent, ships and barges. In addition to price competition, we face competition with respect to transit times and quality and reliability of service. Any future improvements or expenditures materially increasing the quality or reducing the cost of alternative modes of transportation, and/or increased competition from competitors, including competitors with more resources than us, could have a material adverse effect on our results of operations, financial condition, and liquidity. Additionally, any future consolidation of the trucking industry could materially affect the competitive environment in which we operate.

 Our ability to use our net operating loss carryforwards may be subject to limitation.

Under Section 382 of the Internal Revenue Code of 1986, as amended, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset our taxable income. Specifically, this limitation may arise in the event of a cumulative change in ownership of our company of more than 50% within a three-year period. Any such annual limitation may significantly reduce the utilization of our net operating loss carryforwards before they expire. Transactions that may occur in the future may trigger an ownership change pursuant to Section 382, and prior transactions may be deemed to have triggered an ownership change pursuant to Section 382, the result of which could limit the amount of net operating loss carryforwards that we can utilize annually to offset our taxable income, if any. Any such limitation could have a material adverse effect on our results of operations.

Risks Relating to Our Outstanding Securities and the Offering

Our Chief Executive Officer has significant voting control over us, including the appointment of directors.

Benjamin P. Cowart, our Chairman, President and Chief Executive Officer beneficially owns approximately 44% of our common stock and 42% of our total voting stock, and will beneficially own       % of our common stock and      % of our total voting stock after this offering, and therefore exercises and will continue to exercise significant control in determining the outcome of corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Cowart may differ from the interests of the other stockholders and thus result in corporate decisions that are adverse to other shareholders.

Our obligation to make earn-out payments in connection with our acquisition of Vertex Acquisition Sub, LLC in August 2012 may prevent a change of control of us.

Part of the consideration paid by us in connection with our acquisition of Vertex Merger Sub, LLC, included the right for the partners of Vertex Holdings, L.P. (which is majority owned and controlled by Mr. Cowart and is minority owned by certain other of our officers and employees and other third parties) to receive earn-out payments for each of the three one-year periods following September 11, 2012, of $2.23 million, up to $6.7 million in the aggregate, contingent on the combined company achieving adjusted EBITDA targets of $10.75 million, $12.0 million and $13.5 million, respectively, in those periods, provided that the Company failed to meet the targeted EBITDA for the first year’s Earn-Out Payment, and as such, there are $4.43 million of potential Earn-Out Payments currently remaining. Our obligations regarding the earn-out payments could also prevent a change of control of us since a possible buyer may not be interested in making these earn-out payments.  The existence of the requirement to pay the earn-out payments could also cause the value of our common stock to decline and/or be valued at less than a similarly sized company that does not have a required earn-out payment structure in place.

Future sales of our common stock by our existing shareholders could cause our stock price to decline.

If our shareholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our shareholders might sell shares of our common stock could also depress the market price of our common stock. Approximately 8,982,559 shares of our common stock that are outstanding immediately after completion of this offering will become eligible for sale in the public markets from time to time, subject to restrictions under the Securities Act of 1933 following the expiration of lock-up agreements entered into for the benefit of the underwriters by the holders of the common stock, including our directors and executive officers.

The underwriters may, in their sole discretion and at any time or from time to time, without notice, release all or any portion of the shares of common stock subject to the lock-up agreements for sale in the public and private markets prior to the expiration of the lock-up. The market price for shares of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse or if those restrictions on resale are waived. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

Our management has wide discretion in the use of the offering proceeds and may not apply these proceeds in a manner that will increase our revenue or market value.

Our management will have considerable discretion in the application of the proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The proceeds may be used for corporate purposes that do not increase our revenue or our market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on a public offering price of $3.01 per share (the last reported sale price of our common stock on November 11, 2013) and the net tangible book value of the common stock of $0.19 per share as of September 30, 2013, if you purchase shares of common stock in this offering, you will suffer dilution of $2.49 per share in the net tangible book value of the common stock. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

Securities analysts may not cover our common stock and this may have a negative impact on our common stock’s market price.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We currently have limited research coverage by securities and industry analysts. If one or more of the analysts who covers us downgrades our common stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease and we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of securities.

Wherever possible, our Board of Directors will attempt to use non-cash consideration to satisfy obligations.  In many instances, we believe that the non-cash consideration will consist of shares of our common stock, preferred stock or warrants to purchase shares of our common stock. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock, preferred stock or warrants to purchase such shares of common stock. In addition, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market in the future. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of us, because the shares may be issued to parties or entities committed to supporting existing management.

We currently have a sporadic, illiquid and volatile market for our common stock, and the market for our common stock is and may remain sporadic, illiquid and volatile in the future.

We currently have a highly sporadic, illiquid and volatile market for our common stock, which market is anticipated to remain sporadic, illiquid and volatile in the future, and will likely be subject to wide fluctuations in response to several factors, including, but not limited to:

•	actual or anticipated variations in our results of operations;
•	our ability or inability to generate revenues;
•	the number of shares in our public float;
•	increased competition; and
•	conditions and trends in the market for oil refining and re-refining services, transportation services and oil feedstock.

Our common stock currently trades on the Nasdaq Capital Market under the symbol “VTNR”. Our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. Due to the limited volume of our shares which trade, we believe that our stock prices (bid, ask and closing prices) may not be related to our actual value, and not reflect the actual value of our common stock. Shareholders and potential investors in our common stock should exercise caution before making an investment in us, and should not solely rely on the publicly quoted or traded stock prices in determining our common stock value, but should instead determine the value of our common stock based on the information contained in our public reports, industry information, and those business valuation methods commonly used to value private companies.

The market price of our common stock historically has been volatile.

The market price of our common stock historically has fluctuated significantly based on, but not limited to, such factors as general stock market trends, announcements of developments related to our business, actual or anticipated variations in our operating results, our ability or inability to generate new revenues, and conditions and trends in the industries in which our customers are engaged.

In recent years, the stock market in general has experienced extreme price fluctuations that have oftentimes been unrelated to the operating performance of the affected companies. Similarly, the market price of our common stock may fluctuate significantly based upon factors unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future, and therefore only appreciation of the price of our common stock will provide a return to our stockholders.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business.  We do not intend to pay cash dividends in the foreseeable future.  Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our Board of Directors.   As a result, only appreciation of the price of our common stock, which may not occur, will provide a return to our stockholders.

We have established preferred stock which can be designated by the Board of Directors without shareholder approval and have established Series A preferred stock, which gives the holders a liquidation preference and the ability to convert such shares into our common stock.

We have 50,000,000 shares of preferred stock authorized, which includes 5 million shares of designated Series A preferred stock of which approximately 1.3 million shares are issued and outstanding, and 2,000,000 designated shares of Series B preferred stock, of which no shares are outstanding as of the date of this prospectus.  The Series A preferred stock has a liquidation preference of $1.49 per share. As a result, if we were to dissolve, liquidate or sell our assets, the holders of our Series A preferred stock would have the right to receive up to the first approximately $2 million in proceeds from any such transaction. Consequently, holders of our common stock may receive less consideration or no consideration in connection with such a transaction. Furthermore, the conversion of Series A preferred stock into common stock may cause substantial dilution to our common shareholders. Additionally, because our Board of Directors is entitled to designate the powers and preferences of the preferred stock without a vote of our shareholders, our shareholders will have no control over what designations and preferences our future preferred stock, if any, will have.

Our Common Stock may be delisted from the Nasdaq Capital Market if we cannot satisfy Nasdaq’s continued listing requirements.

Among the conditions required for continued listing on the Nasdaq Capital Market, Nasdaq requires us to maintain at least $2.5 million in stockholders’ equity or $500,000 in net income over the prior two years or two of the prior three years and to have a majority of independent directors. There can be no assurance that our stockholders’ equity will remain above Nasdaq’s $2.5 million minimum, that we will generate over $500,000 of yearly net income moving forward, or that we will be able to maintain independent directors. If we fail to timely comply with the applicable requirements, our stock may be delisted. In addition, even if we demonstrate compliance with the requirements above, we will have to continue to meet other objective and subjective listing requirements to continue to be listed on the Nasdaq Capital Market. Delisting from the Nasdaq Capital Market could make trading our common stock more difficult for investors, potentially leading to declines in our share price and liquidity. Without a Nasdaq Capital Market listing, stockholders may have a difficult time getting a quote for the sale or purchase of our stock, the sale or purchase of our stock would likely be made more difficult and the trading volume and liquidity of our stock could decline. Delisting from the Nasdaq Capital Market could also result in negative publicity and could also make it more difficult for us to raise additional capital. The absence of such a listing may adversely affect the acceptance of our common stock as currency or the value accorded by other parties. Further, if we are delisted, we would also incur additional costs under state blue sky laws in connection with any sales of our securities. These requirements could severely limit the market liquidity of our common stock and the ability of our stockholders to sell our common stock in the secondary market. If our common stock is delisted by Nasdaq, our common stock may be eligible to trade on an over-the-counter quotation system, such as the OTCQB market, where an investor may find it more difficult to sell our stock or obtain accurate quotations as to the market value of our common stock. We cannot assure you that our common stock, if delisted from the Nasdaq Capital Market, will be listed on another national securities exchange or quoted on an over-the counter quotation system.

If we are delisted from the Nasdaq Capital Market, your ability to sell your shares of our common stock would also be limited by the penny stock restrictions, which could further limit the marketability of your shares.

If our common stock is delisted, it would come within the definition of “penny stock” as defined in the Exchange Act and would be covered by Rule 15g-9 of the Exchange Act. That Rule imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it were to become applicable, would affect the ability or willingness of broker-dealers to sell our securities, and accordingly would affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit our ability to raise additional capital in the future.

Due to the fact that our common stock is listed on the Nasdaq Capital Market, we are subject to financial and other reporting and corporate governance requirements which increase our cost and expenses.

We are currently required to file annual and quarterly information and other reports with the Securities and Exchange Commission that are specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.  Additionally, due to the fact that our common stock is listed on the Nasdaq Capital Market, we are also subject to the requirements to maintain independent directors, comply with other corporate governance requirements and are required to pay annual listing and stock issuance fees. These obligations require a commitment of additional resources including, but not limited, to additional expenses, and may result in the diversion of our senior management’s time and attention from our day-to-day operations. These obligations increase our expenses and may make it more complicated or time consuming for us to undertake certain corporate actions due to the fact that we may require Nasdaq approval for such transactions and/or Nasdaq rules may require us to obtain shareholder approval for such transactions.

There may be future sales of our common stock, which could adversely affect the market price of our common stock and dilute a shareholder’s ownership of common stock.

The exercise of any options granted to executive officers and other employees under our equity compensation plans, and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock. We are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of common stock, provided that we are subject to the requirements of the Nasdaq Capital Market (which generally require shareholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of common stock or voting rights representing over 20% of our then outstanding shares of stock). Sales of a substantial number of shares of our common stock in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings.  We cannot assure you that we will be able to sell shares or other securities in any other offering or other transactions at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.  Accordingly, our shareholders bear the risk that our future offerings will reduce the market price of our common stock and dilute their stock holdings in us.

If persons engage in short sales of our common stock, including sales of shares to be issued upon exercise of our outstanding warrants, the price of our common stock may decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. In addition, holders of options and warrants will sometimes sell short knowing they can, in effect, cover through the exercise of an option or warrant, thus locking in a profit. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of common stock issued upon exercise of our outstanding warrants could cause even greater declines in the price of our common stock due to the number of additional shares available in the market upon such exercise, which could encourage short sales that could further undermine the value of our common stock. Shareholders could, therefore, experience a decline in the values of their investment as a result of short sales of our common stock.

USE OF PROCEEDS

We estimate the net proceeds to us from our sale of the common stock in this offering will be approximately $                             , or approximately $                              if the underwriter exercises their over-allotment in full, based on a public offering price of $                              per share and after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, including potential acquisitions and building additional TCEP facilities.  We have executed a non-binding letter of intent to purchase the assets of a hydrotreating plant for $10.5 million.  We are currently performing due diligence and the consummation of the transaction will be subject to, among other things, satisfactory completion of due diligence, negotiation of a definitive agreement, negotiation of a long-term feedstock supply contract, and additional financing.  There is no guarantee that we will complete this transaction.

The amounts and timing of our actual expenditures will depend on numerous factors. We may find it necessary or advisable to use portions of the net proceeds for other purposes, and we will have broad discretion in the application and allocation of the net proceeds from this offering. Pending the use of the net proceeds from this offering as described above, we intend to invest the proceeds in investment grade, interest-bearing instruments.

PRICE RANGE OF COMMON STOCK

Effective on May 4, 2009, our common stock began trading on the OTC Bulletin Board over-the-counter market (the “OTCBB”) under the symbol “VTNR.OB". On March 1, 2011, we were automatically delisted from the OTCBB due to the failure of a market maker to quote our common stock on the OTCBB for the time period required under FINRA rules and regulations and began trading on the OTCQB market maintained by OTC Markets.  Our common stock was requoted on the OTCBB on May 12, 2011.  On July 23, 2012, our common stock was again automatically delisted from the OTCBB due to the failure of a market maker to quote our common stock and once again began trading on the OTCQB market.  On February 13, 2013, our common stock began trading on the NASDAQ Capital Market (“NASDAQ”) under the symbol “VTNR”.

The following table sets forth, for the periods indicated, the high and low sales prices for our common stock on the OTCBB, OTCQB or NASDAQ (as applicable), for the quarters presented. Prices represent inter-dealer quotations without adjustments for markups, markdowns, and commissions, and may not represent actual transactions.

QUARTER ENDING	HIGH	LOW

FISCAL 2013
December 31, 2013 (through November 11, 2013)	$3.35	$2.86
September 30, 2013	$3.50	$2.35
June 30, 2013	$3.46	$2.75
March 31, 2013	$4.20	$2.75

FISCAL 2012
December 31, 2012	$3.60	$2.01
September 30, 2012	$2.52	$1.25
June 30, 2012	$2.35	$1.30
March 31, 2012	$2.49	$1.80

FISCAL 2011
December 31, 2011	$2.90	$1.92
September 30, 2011	$3.90	$2.55
June 30, 2011	$4.00	$0.71
March 31, 2011	$0.88	$0.36

As of October 31, 2013, there were approximately 650 holders of record of our common stock, not including holders who hold their shares in street name, and 17,806,224 shares of common stock issued and outstanding.   As of October 31, 2013, 133 holders held 1,323,837 shares of our Series A Preferred Stock and there were no shares of our Series B Preferred Stock issued and outstanding.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated financial information as of September 30, 2013 (a) before giving effect to the offering, and (b) adjusted to give effect to the offering. The table should be read in conjunction with the unaudited condensed consolidated financial statements of the Company as of September 30, 2013, including the notes thereto, and the management’s discussion and analysis of financial condition and results of operations for the three and nine months ended September 30, 2013 incorporated by reference in this prospectus supplement.

	September 30, 2013 (unaudited)
	Actual	Pro Forma for this Offering(2)
	(in thousands)
Cash and cash equivalents	$531	$7,746

Long-term debt (including current portions)	10,158	10,158

Stockholders’ equity:
Series A Convertible Preferred Stock	1	1
Common stock (1)	18	20
Additional paid-in capital	10,898	18,110
Accumulated deficit	14,967	14,967

Total stockholders’ equity	25,884	33,099

Total capitalization	$36,042	$43,257

(1) As of September 30, 2013, there were 750,000,000 shares authorized; 17,804,724 issued and outstanding.

(2) Reflects our sale of 2,657,807 shares of common stock in this offering at an assumed offering price of $3.01 (the closing sale price of our common stock on the NASDAQ Capital Market on November 11, 2013), after deducting the Underwriter’s fee of $560,000 and estimated expenses of the offering, which are estimated to be $225,000 assuming that the Over-Allotment Option is not exercised.

DETERMINATION OF OFFERING PRICE

Our common stock is currently quoted on the NASDAQ Capital Market.  The underwriter, however, is not obligated to make a market in our securities, and even if it chooses to make a market, it can discontinue at any time without notice.  Neither we nor the underwriter can provide any assurance that an active and liquid trading market in our securities will develop further or, if developed further, that the market will continue.

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriter.  Among the factors considered in determining the public offering price of the shares were:

•	our history and our prospects;

•	the industry in which we operate;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares.  That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

UNDERWRITING

The underwriter named below has agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite its name below. The underwriter is committed to purchase and pay for all of the shares, if any are purchased, other than those shares covered by the over-allotment option we describe below. The underwriting agreement also provides that if the underwriter defaults, this offering of our common stock may be terminated.

Number of
Underwriter	Shares

Craig-Hallum Capital Group LLC
Total

The underwriter has advised us that it proposes to offer the shares of common stock to the public at $              per share. The underwriter proposes to offer the shares to certain dealers at the same price less a concession of not more than $               per share. After the offering, these figures may be changed by the underwriter.

Overallotment option to purchase additional shares. We have granted to the underwriter an option to purchase up to an additional                     shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriter may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any, including as described below.

Discounts and commissions. The following table summarizes the public offering price, underwriting discount and proceeds before expenses to us. These amounts are shown assuming both with no exercise and with full exercise of the over-allotment option. We have also agreed to pay up to $150,000 of the fees and expenses of the underwriter which may include the fees and expenses of counsel to the underwriter. The fees and expenses of the underwriter that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below.  The underwriter has not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority to be underwriting compensation under its rule of fair price.  The underwriting discount was determined through arms’ length negotiations between us and the underwriter.

	Per Share	Total with no Over-Allotment	Total with Over-Allotment

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be $225,000. This includes $150,000 of fees and expenses of the underwriter. These expenses are payable by us.

Market for common stock. Our common stock is traded on the NASDAQ Capital Market under the symbol "VTNR."

Indemnification and Contribution. We have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-up agreements.  Our directors and executive officers have agreed to certain restrictions on their ability to sell additional shares of our common stock for a period of 90 days after the date of this prospectus supplement. They have agreed not to offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of Craig-Hallum Capital Group LLC. The agreement provides exceptions for (i) sales to the underwriter pursuant to the underwriting agreement, (ii) sales in connection with the exercise of options granted and (iii) certain other exceptions.

We have agreed to certain restrictions on our ability to sell additional shares of our common stock for a period of 90 days after the date of this prospectus supplement. We have agreed not to offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of Craig-Hallum Capital Group LLC. The agreement is subject to limited exceptions.

Stabilization. To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the common stock for its own account by selling more shares of common stock than have been sold to it by us. The underwriter may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriter. In addition, the underwriter may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Passive market making. In connection with this offering, the underwriter (and selling group members) may also engage in passive market making transactions in the common stock. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic offer, sale and distribution of shares. The underwriter may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors.

Other relationships with the underwriter.  From time to time in the ordinary course of business, the underwriter and its respective affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial services for us for which it received, or will receive, customary fees and reimbursement of expenses.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement have been passed upon for us by The Loev Law Firm, PC, Bellaire, Texas, which has acted as counsel to the Company. David M. Loev, the manager and sole owner of The Loev Law Firm, PC, beneficially owns 7,500 shares of common stock and stock options to purchase 10,000 shares of our common stock at an exercise price of $1.20 per share, of which all of such options have fully vested, and which options have a term of 10 years and expire in May 2018.

Faegre Baker Daniels LLP, Minneapolis, Minnesota, is counsel for the underwriter in connection with this offering.

EXPERTS

The consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended, appearing in the Company’s Annual Report for the year ended December 31, 2012 have been audited by LBB & Associates Ltd., LLP, as set forth in their report thereon, and incorporated in this prospectus supplement and the accompanying prospectus by reference.

Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the “Investor Relations,” “SEC Filings” page of our website at www.vertexenergy.com. Information on our web site is not part of this prospectus supplement, and we do not desire to incorporate by reference such information herein. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

This prospectus supplement is part of the registration statement and prospectus contained therein and does not contain all of the information included in the registration statement or prospectus. Whenever a reference is made in this prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement. You should rely only on the information contained or incorporated by reference in this prospectus supplement and any supplement or amendment hereto. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and prospectus. The securities offered under this prospectus supplement and prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and prospectus, and any free writing prospectus, is accurate only as of the date of this prospectus supplement, the prospectus and any such free writing prospectus, regardless of the time of delivery of this prospectus supplement, prospectus, or any free writing prospectus, or any sale of the securities.

This prospectus supplement, prospectus and any free writing prospectus, constitute a part of a registration statement we filed with the SEC under the Securities Act. This prospectus supplement, the prospectus and any free writing prospectus, do not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Shares, reference is hereby made to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth in the paragraph above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC (i) on or after the date of filing of the registration statement and prospectus and (ii) on or after the date of this prospectus supplement and before the termination of the offering of the securities by means of this prospectus supplement will automatically update and, where applicable, supersede information contained in this prospectus supplement or incorporated by reference into this prospectus supplement.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus supplement forms a part, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus supplement have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 21, 2013;

•	Our Definitive Proxy Statement on Schedule 14A for an Annual Meeting of Shareholders, filed with the SEC on April 26, 2013;

•
Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013 (as amended on November 12, 2013), filed with the SEC on May 7, 2013, August 14, 2013 and November 6, 2013, respectively;

•
Our Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on January 7, 2013; February 13, 2013; June 10, 2013; September 26, 2013; September 30, 2013; October 31, 2013; and November 12, 2013; and

•
The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 12, 2013 (File No. 001-11476) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

These documents contain important information about us, our business and our financial condition. You may request a copy of these filings, at no cost, by writing or telephoning us at:

Vertex Energy, Inc.
1331 Gemini Street, Suite 250
Houston, TX 77058
Phone: (866) 660-8156
Fax: (281)-754-4185

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act or the Exchange Act, excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed, after the date of this filing and before the termination of this offering shall be deemed to be incorporated in this prospectus supplement and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

We maintain an Internet website at www.vertexenergy.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

PROSPECTUS
Vertex Energy, Inc.

$25,000,000
Common Stock
Preferred Stock
Warrants
Units
__________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, or a combination of these securities or units (collectively referred as “securities”) for an aggregate initial offering price of up to $25 million. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings.  Any prospectus supplement and any related free writing prospectus may also add, update, or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus as well as the documents incorporated or deemed to be incorporated by reference herein or therein before you purchase any of the securities offered hereby. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Securities may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “VTNR.”  On June 27, 2013, the last reported sales price of our common stock was $3.00.  There is currently no market for the other securities we may offer.  The prospectus supplement will contain information, where applicable, as to any other listing of the securities on the Nasdaq Capital Market or any other securities market or exchange covered by the prospectus supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million. As of the date of this prospectus, the aggregate market value of our outstanding voting and nonvoting common equity held by non-affiliates of the Company (i.e., our public float) was $25,968,616 and the total value of our entire voting and nonvoting common equity was $53,724,724, each based on the closing price of the Company’s common stock on May 21, 2013, which closing price was $3.09.  We have offered and sold no securities pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar months prior to and including the date of this prospectus.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 6 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 10, 2013.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus, either individually or in units, in one or more offerings up to a total dollar amount of $25,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information about the terms of that offering. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement and any related free writing prospectus that we may authorize to be provided to you is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read this prospectus and any prospectus supplement and free writing prospectus, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information” and “Information Incorporated by Reference” before making an investment decision. We may only use this prospectus to sell the securities if it is accompanied by a prospectus supplement.

You should rely only on the information included or incorporated by reference in this prospectus and any accompanying prospectus supplement or free writing prospectus.  We have not authorized any dealer, salesman or other person to provide you with additional or different information.  This prospectus and any accompanying prospectus supplement and free writing prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.  You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, and any free writing prospectus, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement and free writing prospectus is delivered or securities are sold on a later date. We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, a prospectus supplement, free writing prospectus or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus. We do not imply or represent by delivering this prospectus that Vertex Energy, Inc., or its business, financial condition or results of operations, are unchanged after the date on the front of this prospectus or that the information in this prospectus is correct at any time after such date.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “we,” “us,” “our,” the “Company,” “Vertex” and “Vertex Energy” refer to Vertex Energy, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in, or incorporated by reference in, the prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our securities, in addition to the following summary, we urge you to carefully read the entire prospectus and documents incorporated by reference herein, the prospectus supplement, and any free writing prospectus, especially the risks of investing in our securities as discussed under "Risk Factors" herein and therein. The following summary is qualified in its entirety by the detailed information appearing elsewhere in this prospectus.

Please see the “Glossary of Selected Terms” incorporated by reference as Exhibit 99.1 hereto, for a list of abbreviations and definitions used throughout this prospectus.

General

We are an environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Our primary focus is recycling used motor oil and other petroleum by-products.  We are engaged in operations across the entire petroleum recycling value chain including collection, aggregation, transportation, storage, refinement, and sales of aggregated feedstock and re-refined products to end users.  We operate in two divisions- the Black Oil division and the Refining and Marketing division. Our Black Oil division collects and purchases used motor oil directly from third-party generators, aggregates used motor oil from an established network of local and regional collectors, and sells used motor oil to our customers for use as a feedstock or replacement fuel for industrial burners. Our Refining and Marketing division aggregates and manages the re-refinement of used motor oil and other petroleum by-products and sells the re-refined products to our customers.  We operate a refining facility that uses our proprietary Thermal Chemical Extraction Process (“TCEP”) technology and we also utilize third-party processing facilities.

Black Oil Division

Our Black Oil division is engaged in the collection, aggregation, and sale of used motor oil, as well as related transportation and storage activities.  We collect and purchase used oil directly from generators such as oil change service stations, automotive repair shops, manufacturing facilities, petroleum refineries, and petrochemical manufacturing operations.  We own a fleet of 13 collection vehicles which routinely visit generators to collect and purchase used motor oil.   We also aggregate used oil from a diverse network of approximately 50 suppliers who operate similar collection businesses to ours.

We manage the logistics of transport, storage and delivery of used oil to our customers.   We own a fleet of seven transportation trucks and more than 90 aboveground storage tanks with over 4.5 million gallons of storage capacity.  These assets are used by both the Black Oil Division and the Refining and Marketing Division.  In addition, we also utilize third parties for the transportation and storage of used oil feedstocks.  Typically, we sell used oil to our customers in bulk to ensure efficient delivery by truck, rail, or barge.  In many cases, we have contractual purchase and sale agreements with our suppliers and customers, respectively. We believe these contracts are beneficial to all parties involved because it ensures that a minimum volume is purchased from collectors and generators, a minimum volume is sold to our customers, and we are able to minimize our inventory risk by a spread between the costs to acquire used oil and the revenues received from the sale and delivery of used oil.  We also use our proprietary TCEP technology to re-refine used oil into marine fuel cutterstock and a higher-value feedstock for further processing.

Refining and Marketing Division

Our Refining and Marketing division is engaged in the aggregation of feedstock, re-refining it into higher value end products, and selling these products to our customers, as well as related transportation and storage activities. We aggregate a diverse mix of feedstocks including used motor oil, petroleum distillates, transmix and other off-specification chemical products. These feedstock streams are purchased from pipeline operators, refineries, chemical processing facilities and third-party providers, and are also  transferred from our Black Oil division.  We have a toll-based processing arrangement in place with KMTEX, Ltd. (“KMTEX”) to re-refine feedstock streams, under our direction, into various end products that we specify.  KMTEX uses industry standard processing technologies to re-refine our feedstocks into pygas, gasoline blendstock and marine fuel cutterstock.  We sell all of our re-refined products directly to end-customers or to processing facilities for further refinement.

We currently provide our services in 13 states, primarily in the Gulf Coast and Central Midwest regions of the United States.  During the twelve month period ending December 31, 2012, we aggregated approximately 60 million gallons of used motor oil and other petroleum by-product feedstocks and managed the re-refining of approximately 24.2 million gallons of used motor oil with our proprietary TCEP.

Strategy and Plan of Operations

The principal elements of our strategy include:

Expand Feedstock Supply Volume.  We intend to expand our feedstock supply volume by growing our collection and aggregation operations.  We plan to increase the volume of feedstock we collect directly by developing new relationships with generators and working to displace incumbent collectors; increasing the number of collection personnel, vehicles, equipment, and geographical areas we serve; and acquiring collectors in new or existing territories.  We intend to increase the volume of feedstock we aggregate from third-party collectors by expanding our existing relationships and developing new vendor relationships.  We believe that our ability to acquire large feedstock volumes will help to cultivate new vendor relationships because collectors often prefer to work with a single, reliable customer rather than manage multiple relationships and the uncertainty of excess inventory.

Broaden Existing Customer Relationships and Secure New Large Accounts.  We intend to broaden our existing customer relationships by increasing sales of used motor oil and re-refined products to these accounts. In some cases, we may also seek to serve as our customers’ primary or exclusive supplier.  We also believe that as we increase our supply of feedstock and re-refined products that we will secure larger customer accounts that require a partner who can consistently deliver high volumes.

Re-Refine Higher Value End Products.  We intend to develop, lease, or acquire technologies to re-refine our feedstock supply into higher-value end products, including assets or technologies which complement TCEP.  Currently, we are using TCEP to re-refine used oil feedstock into cutterstock for use in the marine fuel market.  We believe that the expansion of our TCEP facilities and continued improvements in our technology, and investments in additional technologies, will enable us to upgrade feedstock into end products, such as lubricating base oil, that command higher market prices than the current re-refined products we produce.

Expand TCEP Re-Refinement Capacity.  We intend to expand our TCEP capacity by building additional TCEP facilities to re-refine feedstock.  We believe the TCEP technology has a distinct competitive advantage over conventional re-refining technology because it produces a high-quality, fuel oil product, and the capital expenditures required to build a TCEP plant are significantly lower than a comparable conventional re-refining facility.  By continuing the transition from our historical role as a value-added logistics provider to operating as a re-refiner, we believe we will be able to leverage our feedstock supply network and aggregation capabilities to upgrade a larger percentage of our feedstock inventory into higher value end products which we believe should lead to increased revenue and gross margins. We intend to build TCEP facilities near the geographic location of substantial feedstock sources that we have relationships with through our existing operations or from an acquisition.  By establishing TCEP facilities near proven feedstock sources, we seek to lower our transportation costs and lower the risk of operating plants at low capacity.

Pursue Selective Strategic Relationships Or Acquisitions.  We plan to grow market share by consolidating feedstock supply through partnering with or acquiring collection and aggregation assets.  Such acquisitions and/or partnerships could increase our revenue and provide better control over the quality and quantity of feedstock available for resale and/or upgrading as well as providing additional locations for the implementation of TCEP.  In addition, we intend to pursue further vertical integration opportunities by acquiring complementary recycling and processing technologies where we can realize synergies by leveraging our customer and vendor relationships, infrastructure, and personnel, and by eliminating duplicative overhead costs.

Alternative Energy Project Development. We will continue to evaluate and potentially pursue various alternative energy project development opportunities.  These opportunities may be a continuation of the projects sourced originally by World Waste Technologies, Inc., with whom we entered into a business combination transaction in April 2009 and/or may include new projects initiated by us.

Additional information about us can be obtained from the documents incorporated by reference herein. See “Where You Can Find More Information.”

Our Contact Information

Our principal office is located at 1331 Gemini Street, Suite 250, Houston, Texas 77058. Our phone number is (866) 660-8156.

SECURITIES REGISTERED HEREBY THAT WE MAY OFFER

We may offer any of the following securities, either individually or in combination, with a total value of up to $25,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of the offering:

•	common stock;

•	preferred stock, in one or more series;

•	warrants to purchase shares of common stock, or shares of preferred stock; or

•	any combination of the foregoing securities, in units.

We refer to our common stock, preferred stock, warrants, and units collectively in this prospectus as the “securities.” This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	rates and times of payment of dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any;

•	conversion prices, if any; and

•	important federal income tax considerations.

We may sell the securities to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. We and our agents, underwriters and dealers reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents, underwriters or dealers, we will include in the applicable prospectus supplement:

•	the names of those agents, underwriters or dealers;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may offer shares of our common stock. Our common stock currently is listed on the Nasdaq Capital Market under the symbol “VTNR.”  Shares of common stock that may be offered in this offering will, when issued and paid for, be fully paid and non-assessable.

                Preferred Stock. We may offer shares of our preferred stock, in one or more series. Prior to the issuance of shares of each series, our Board of Directors will determine the rights, preferences, privileges and restrictions of such preferred stock series, and will adopt resolutions and file a certificate of designation with the Secretary of State of the State of Nevada. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following: any dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into shares of our common stock. Conversion may be mandatory or at your option and would be at prescribed conversion rates. Shares of preferred stock that may be offered in this offering will, when issued and paid for, be fully paid and non-assessable.  If we elect to issue preferred stock, we will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the certificate of designation that describes the terms of any series of preferred stock we offer under this prospectus before the issuance of shares of that series of preferred stock. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of preferred stock being offered. We have summarized certain general features of the preferred stock under “Description of Preferred Stock.” We urge you to read the complete certificate of designations containing the terms of the applicable series of preferred stock, as well as the applicable prospectus supplement, and any related free writing prospectus that we may authorize to be provided to you, related to such series.

Warrants. We may issue warrants for the purchase of common stock or preferred stock in one or more series. We may issue warrants independently or in combination with common stock or preferred stock. In this prospectus, we have summarized certain general features of the warrants under “Description of Warrants.” We urge you, however, to read the applicable prospectus supplement, and any related free writing prospectus that we may authorize to be provided to you, related to the particular series of warrants being offered, as well as the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that describe the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants.

Warrants may be issued under a warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if any, in the applicable prospectus supplement relating to a particular series of warrants.

    Units. We may issue units representing any combination of common stock, preferred stock, and/or warrants from time to time.  The units may be issued under one or more unit agreements. In this prospectus, we have summarized certain general features of the units.

    We will incorporate by reference into the registration statement, of which this prospectus is a part, the form of unit agreement under which the units are designated, if any, describing the terms of the units we are offering before the issuance of the related units. We have summarized certain general features of the units under “Description of Units.” We urge you to read the prospectus supplements related to any units being offered, as well as the complete unit agreement, if any, designating the units.

RISK FACTORS

    Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) and any prospectus supplement or free writing prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein or incorporated by reference or as set forth in any prospectus supplement or free writing prospectus. Factors that could cause or contribute to such differences include, but are not limited to the following risks, as well as those discussed in the section entitled “Risk Factors” contained under Item 1A of Part I of our most recent Annual Report on Form 10-K, and under “Risk Factors” under Item 1A of Part II of our subsequent Quarterly Reports on Form 10-Q, as the same may be amended, supplemented or superseded from time to time by our subsequent filings and reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, each of which are incorporated by reference in this prospectus. For more information, see “Information Incorporated by Reference.”

    Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

RISKS RELATED TO THE OFFERING AND OUR SECURITIES

Our Chief Executive Officer has significant voting control over us, including the appointment of directors.

    Benjamin P. Cowart, the Company’s Chairman, President and Chief Executive Officer beneficially owns approximately 46% of our common stock and 42% of our total voting stock, and therefore exercises significant control in determining the outcome of corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Cowart may differ from the interests of the other stockholders and thus result in corporate decisions that are adverse to other shareholders.

Our obligation to make earn-out payments in connection with our acquisition of Vertex Acquisition Sub, LLC in August 2012 may prevent a change of control of us.

    Part of the consideration paid by us in connection with our acquisition of Vertex Merger Sub, LLC, included the right for the partners of Vertex Holdings, L.P. (which is majority owned and controlled by Mr. Cowart and is minority owned by certain other of our officers and employees and other third parties) to receive earn-out payments for each of the three one-year periods following September 11, 2012, of $2.23 million, up to $6.7 million in the aggregate, contingent on the combined company achieving adjusted EBITDA targets of $10.75 million, $12.0 million and $13.5 million, respectively, in those periods. Our obligations regarding the earn-out payments could also prevent a change of control of us since a possible buyer may not be interested in making these earn-out payments.  The existence of the requirement to pay the earn-out payments could also cause the value of our common stock to decline and/or be valued at less than a similarly sized company that does not have a required earn-out payment structure in place.

Future sales of our common stock could cause our stock price to decline.

If our shareholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our shareholders might sell shares of our common stock could also depress the market price of our common stock.  Up to $25,000,000 in total aggregate value of securities which are being registered by us in this offering will be eligible for sale in the public markets from time to time, when sold and issued by us.  The market price for shares of our common stock may drop significantly when such securities are sold in the public markets. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

Our management has wide discretion in the use of the offering proceeds and may not apply these proceeds in a manner that will increase our revenue or market value.

Our management will have considerable discretion in the application of the proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The proceeds may be used for corporate purposes that do not increase our revenue or our market value.

Securities analysts may not cover our common stock and this may have a negative impact on our common stock’s market price.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our common stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease and we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of securities.

Wherever possible, our Board of Directors will attempt to use non-cash consideration to satisfy obligations.  In many instances, we believe that the non-cash consideration will consist of shares of our common stock, preferred stock or warrants to purchase shares of our common stock. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock, preferred stock or warrants to purchase such shares of common stock. In addition, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market in the future. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of us, because the shares may be issued to parties or entities committed to supporting existing management.

We currently have a sporadic, illiquid and volatile market for our common stock, and the market for our common stock is and may remain sporadic, illiquid and volatile in the future.

We currently have a highly sporadic, illiquid and volatile market for our common stock, which market is anticipated to remain sporadic, illiquid and volatile in the future, and will likely be subject to wide fluctuations in response to several factors, including, but not limited to:

•	actual or anticipated variations in our results of operations;
•	our ability or inability to generate revenues;
•	the number of shares in our public float;
•	increased competition; and
•	conditions and trends in the market for oil refining and re-refining services, transportation services and oil feedstock.

Our common stock currently trades on the Nasdaq Capital Market under the symbol “VTNR”. Our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. Due to the limited volume of our shares which trade, we believe that our stock prices (bid, ask and closing prices) may not be related to our actual value, and not reflect the actual value of our common stock. Shareholders and potential investors in our common stock should exercise caution before making an investment in us.

The market price of our common stock historically has been volatile.

The market price of our common stock historically has fluctuated significantly based on, but not limited to, such factors as general stock market trends, announcements of developments related to our business, actual or anticipated variations in our operating results, our ability or inability to generate new revenues, and conditions and trends in the industries in which our customers are engaged.

In recent years, the stock market in general has experienced extreme price fluctuations that have oftentimes been unrelated to the operating performance of the affected companies. Similarly, the market price of our common stock may fluctuate significantly based upon factors unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future, and therefore only appreciation of the price of our common stock will provide a return to our stockholders.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business.  We do not intend to pay cash dividends in the foreseeable future.  Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our Board of Directors.   As a result, only appreciation of the price of our common stock, which may not occur, will provide a return to our stockholders.

We have established preferred stock which can be designated by the Board of Directors without shareholder approval and have established Series A preferred stock, which gives the holders a liquidation preference and the ability to convert such shares into our common stock.

We have 50,000,000 shares of preferred stock authorized, which includes 5 million shares of designated Series A preferred stock of which approximately 1.3 million shares are issued and outstanding, and 2,000,000 designated shares of Series B preferred stock, of which no shares are outstanding as of the date of this prospectus.  The Series A preferred stock has a liquidation preference of $1.49 per share. As a result, if Vertex were to dissolve, liquidate or sell its assets, the holders of our Series A preferred stock would have the right to receive up to the first approximately $2 million in proceeds from any such transaction. Consequently, holders of our common stock may receive less consideration or no consideration in connection with such a transaction. Furthermore, the conversion of Series A preferred stock into common stock may cause substantial dilution to our common shareholders. Additionally, because our Board of Directors is entitled to designate the powers and preferences of the preferred stock without a vote of our shareholders, our shareholders will have no control over what designations and preferences our future preferred stock, if any, will have.

Our Common Stock may be delisted from the Nasdaq Capital Market if we cannot satisfy Nasdaq’s continued listing requirements.

Among the conditions required for continued listing on the Nasdaq Capital Market, Nasdaq requires us to maintain at least $2.5 million in stockholders’ equity or $500,000 in net income over the prior two years or two of the prior three years and to have a majority of independent directors. There can be no assurance that our stockholders’ equity will remain above Nasdaq’s $2.5 million minimum, that we will generate over $500,000 of yearly net income moving forward, or that we will be able to maintain independent directors. If we fail to timely comply with the applicable requirements, our stock may be delisted. In addition, even if we demonstrate compliance with the requirements above, we will have to continue to meet other objective and subjective listing requirements to continue to be listed on the Nasdaq Capital Market. Delisting from the Nasdaq Capital Market could make trading our common stock more difficult for investors, potentially leading to declines in our share price and liquidity. Without a Nasdaq Capital Market listing, stockholders may have a difficult time getting a quote for the sale or purchase of our stock, the sale or purchase of our stock would likely be made more difficult and the trading volume and liquidity of our stock could decline. Delisting from the Nasdaq Capital Market could also result in negative publicity and could also make it more difficult for us to raise additional capital. The absence of such a listing may adversely affect the acceptance of our common stock as currency or the value accorded by other parties. Further, if we are delisted, we would also incur additional costs under state blue sky laws in connection with any sales of our securities. These requirements could severely limit the market liquidity of our common stock and the ability of our stockholders to sell our common stock in the secondary market. If our common stock is delisted by Nasdaq, our common stock may be eligible to trade on an over-the-counter quotation system, such as the OTCQB market, where an investor may find it more difficult to sell our stock or obtain accurate quotations as to the market value of our common stock. We cannot assure you that our common stock, if delisted from the Nasdaq Capital Market, will be listed on another national securities exchange or quoted on an over-the counter quotation system.

If we are delisted from the Nasdaq Capital Market, your ability to sell your shares of our common stock would also be limited by the penny stock restrictions, which could further limit the marketability of your shares.

If our common stock is delisted, it would come within the definition of “penny stock” as defined in the Securities Exchange Act of 1934 (the “Exchange Act”) and would be covered by Rule 15g-9 of the Exchange Act. That Rule imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it were to become applicable, would affect the ability or willingness of broker-dealers to sell our securities, and accordingly would affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit our ability to raise additional capital in the future.

Due to the fact that our common stock is listed on the Nasdaq Capital Market, we are subject to financial and other reporting and corporate governance requirements which increase our cost and expenses.

We are currently required to file annual and quarterly information and other reports with the Securities and Exchange Commission that are specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.  Additionally, due to the fact that our common stock is listed on the Nasdaq Capital Market, we are also subject to the requirements to maintain independent directors, comply with other corporate governance requirements and are required to pay annual listing and stock issuance fees. These obligations require a commitment of additional resources including, but not limited, to additional expenses, and may result in the diversion of our senior management’s time and attention from our day-to-day operations. These obligations increase our expenses and may make it more complicated or time consuming for us to undertake certain corporate actions due to the fact that we may require Nasdaq approval for such transactions and/or Nasdaq rules may require us to obtain shareholder approval for such transactions.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents or information incorporated by reference herein and any prospectus supplement or free writing prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, among others,

•	risks associated with our outstanding credit facility, including amounts owed, restrictive covenants and security interests thereon;
•	the level of competition in our industry and our ability to compete;
•	our ability to respond to changes in our industry;
•	the loss of key personnel or failure to attract, integrate and retain additional personnel;
•	our ability to protect our intellectual property and not infringe on others’ intellectual property;
•	our ability to scale our business;
•	our ability to maintain supplier relationships and obtain adequate supplies of feedstocks;
•	our ability to obtain and retain customers;
•	our ability to produce our products at competitive rates;
•	our ability to execute our business strategy in a very competitive environment;
•	trends in, and the market for, the price of oil and gas and alternative energy sources;
•	our ability to maintain our relationship with KMTEX, Ltd.;
•	the impact of competitive services and products;
•	our ability to maintain insurance;
•	pending and potential future litigation, judgments and settlements;
•	rules and regulations making our operations more costly or restrictive;
•	changes in environmental and other laws and regulations and risks associated with such laws and regulations;
•	economic downturns both in the United States and globally;
•	risk of increased regulation of our operations and products;
•	negative publicity and public opposition to our operations;
•	disruptions in the infrastructure that we and our partners rely on;
•	an inability to identify attractive acquisition opportunities, successfully negotiate acquisition terms or effectively integrate acquired companies or businesses;
•	interruptions at our facilities;
•	unexpected changes in our anticipated capital expenditures resulting from unforeseen required maintenance, repairs, or upgrades;
•	our ability to effectively manage our growth; and
•	the lack of capital available on acceptable terms to finance our continued growth.

We identify forward-looking statements by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate,” “hope,” “plan,” “believe,” “predict,” “envision,” “intend,” “will,” “continue,” “potential,” “should,” “confident,” “could” and similar words and expressions, although some forward-looking statements may be expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements. You should consider carefully the statements included in and incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus or any prospectus supplement or free writing prospectus, as applicable. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this prospectus and any prospectus supplement or free writing prospectus, or to reflect the occurrence of unanticipated events.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, and the documents we incorporate by reference and any prospectus supplement or free writing prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

USE OF PROCEEDS

                Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in the prospectus and any prospectus supplement for future development, acquisitions, facility improvements, working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses and assets that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. Pending the uses described above, we intend to invest the net proceeds in short-term, interest bearing, investment-grade securities.
DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 750,000,000 shares of common stock, $0.001 par value per share and 50,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).    As of the date of this prospectus we have approximately 17,438,014 shares of common stock outstanding, 5,000,000 designated shares of Series A Convertible Preferred Stock (“Series A Preferred”) and approximately 1,345,220 shares of Series A Preferred outstanding and 2,000,000 designated shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”), with no shares of Series B Convertible Preferred Stock outstanding.

The following description of our capital stock is a summary only and is subject to applicable provisions of the Nevada Revised Statutes, and our Articles of Incorporation and Bylaws, each as amended and restated, from time to time. You should refer to, and read this summary together with, our Articles of Incorporation, designations of preferred stock and Bylaws, each as amended and restated from time to time, to review all of the terms of our capital stock. Our Articles of Incorporation and amendments thereto are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and other reports incorporated by reference herein.

Common Stock

Each share of our common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our Board of Directors. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any shares of our common stock subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of the Company, and after payment to our creditors and preferred shareholders, if any, our assets will be divided pro rata on a share-for-share basis among the holders of our common stock. Each share of our common stock is entitled to one vote on all shareholder matters. Shares of our common stock do not possess any cumulative voting rights.

The presence of the persons entitled to vote a majority of the outstanding voting shares on a matter before the stockholders shall constitute the quorum necessary for the consideration of the matter at a stockholders’ meeting.

The vote of the holders of a majority of the shares entitled to vote on the matter and represented at a meeting at which a quorum is present shall constitute an act of the stockholders, except for the election of directors, who shall be appointed by a plurality of the shares entitled to vote at a meeting at which a quorum is present. The common stock does not have cumulative voting rights, which means that the holders of 51% of the common stock voting for election of directors can elect 100% of our directors if they choose to do so.

Our common stock is listed and traded on the Nasdaq Capital Market under the symbol “VTNR”.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors (“Board of Directors”) prior to the issuance of any shares thereof.  Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Series A Preferred

Holders of outstanding shares of Series A Preferred are entitled to receive dividends, when, as, and if declared by our Board of Directors. No dividends or similar distributions may be made on shares of capital stock or securities junior to our Series A Preferred until dividends in the same amount per share on our Series A Preferred have been declared and paid. In connection with a liquidation, winding-up, dissolution or sale of the Company, each share of our Series A Preferred is entitled to receive $1.49 prior to similar liquidation payments due on shares of our common stock or any other class of securities junior to the Series A Preferred. Shares of Series A Preferred are not entitled to participate with the holders of our common stock with respect to the distribution of any remaining assets of the Company.

Each share of Series A Preferred is entitled to that number of votes equal to the number of whole shares of common stock into which it is convertible. Generally, holders of our common stock and Series A Preferred vote together as a single class.

Shares of Series A Preferred automatically convert into shares of our common stock on the earliest to occur of the following:

•	The affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Series A Preferred;

•
If the closing market price of our common stock averages at least $15.00 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 7,500 shares over such period;

•	If we consummate an underwritten public offering of our securities at a price per share not less than $10.00 and for a total gross offering amount of at least $10 million; or

•	If a sale of the Company occurs resulting in proceeds to the holders of Series A Preferred of a per share amount of at least $10.00.

Each share of Series A Preferred converts into one share of common stock, subject to adjustment.

Series B Preferred Stock

The Series B Preferred Stock has the following rights, preferences and limitations:

•
The Series B Preferred Stock includes a liquidation preference which is junior to the Company’s previously outstanding shares of preferred stock, senior securities and other security holders as provided in further detail in the Designation;

•
The Series B Preferred Stock is convertible into shares of the Company’s common stock on a one for one basis at a conversion price of $1.00 per share, provided that the Series B Preferred Stock automatically converts into shares of the Company’s common stock on a one for one basis if the Company’s common stock trades above $2.00 per share for a period of 10 consecutive trading days;

•	The Series B Preferred Stock has no voting rights (other than on matters concerning the Series B Preferred Stock as further described in the Designation); and

•
The Company is obligated to redeem any unconverted shares of Series B Preferred Stock in cash at $1.00 per share on the third anniversary date of the original issuance date of each share of Series B Preferred Stock.

            From June 2nd to June 15th, 2011 (ten (10) consecutive trading days), the trading price of the Company’s common stock on the Over-The-Counter Bulletin Board closed at equal to or greater than $2.00 per share, which triggered the automatic conversion provision of the 600,000 outstanding shares of Series B Preferred Stock.  As a result, effective June 15, 2011, all 600,000 previously outstanding shares of Series B Preferred Stock automatically converted, without any required action by any holder thereof, into 600,000 shares of the Company’s common stock.

Options and Warrants

We assumed (i) warrants to purchase approximately 94,084 shares of our common stock, each at a nominal exercise price; (ii) warrants to purchase an aggregate of 542,916 shares of common stock with exercise prices ranging from between $10.00 and $27.50 per share; and (iii) options to purchase 659,300 shares of common stock with exercise prices ranging from between $1.55 to $37.00 per share in connection with our April 2009 merger with World Waste Technologies, Inc. ("World Waste" and the “Merger”)(of which options to purchase 680,970 shares had expired unexercised as of the date of this filing and options to purchase an additional 113,530 shares had been exercised).  We also granted warrants to purchase an aggregate of 774,478 shares of our common stock to the partners of Vertex Holdings, L.P., certain assets and operations of which we acquired in the Merger and certain other assets and operations of which we acquired in September 2012, which warrants had various exercise prices ranging from $1.55 to $37.00 per share, and had various expiration dates from between April 28, 2010 and February 26, 2018, and which warrants represented 40% of the total outstanding warrants and options of World Waste (not taking into account the warrants with a nominal exercise price, as described above) on the effective date of the Merger (of which warrants to purchase 457,778 shares had expired unexercised as of the date of this filing).

We have also granted options to purchase an aggregate of 2,326,500 shares (of which options to purchase 155,000 shares had been forfeited, options to purchase 5,000 shares have expired and options to purchase 305,000 shares have been exercised) with exercise prices ranging between $0.45 and $3.03 per share, all of which are held by our employees, directors, and consultants as of the date of this filing.  Additionally, we have warrants to purchase 833 shares of our common stock outstanding, which were either assumed in connection with or issued in connection with the Merger, which have an exercise price of $10.00 per share and an expiration date of January 1, 2014 and options to purchase 817,667 shares of our common stock outstanding, which were either assumed in connection with or issued in connection with the Merger, which have exercise prices from between $11.10 and $37.00 per share and expiration dates from between May 1, 2014 and May 21, 2017 as of December 31, 2012. Finally, we have warrants to purchase 12,500 shares of our common stock outstanding at an exercise price of $1.75 per share and an expiration date of May 10, 2015 as of the date of this filing.

Anti-Takeover Provisions Under The Nevada Revised Statutes

Business Combinations

           Sections 78.411 to 78.444 of the Nevada revised statues (the “NRS”) prohibit a Nevada corporation from engaging in a "combination" with an "interested stockholder" for three years following the date that such person becomes an interested shareholder and place certain restrictions on such combinations even after the expiration of the three-year period. With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation's outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous three years.

           A Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 by a provision in its articles of incorporation. We have such a provision in our articles of incorporation, as amended, pursuant to which we have elected to opt out of Sections 78.411 to 78.444; therefore, these sections do not apply to us.

Control Shares

Nevada law also seeks to impede "unfriendly" corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an "acquiring person" shall only obtain voting rights in the "control shares" purchased by such person to the extent approved by the other shareholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a "controlling interest" in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We have no provision in our articles of incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do apply to us.

Removal of Directors

           Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of the Company are required to remove a Director from office.  As such, it may be more difficult for shareholders to remove Directors due to the fact the NRS requires greater than majority approval of the shareholders for such removal.

Transfer Agent

           The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004.

DESCRIPTION OF PREFERRED STOCK

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

•	the title and stated or par value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any voting rights of the preferred stock;

•
the provisions for redemption, if applicable, of the preferred stock and any restriction on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends or sinking fund installments;

•	any listing of the preferred stock on any securities exchange;

•
the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

•	if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock will also be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.

When we issue shares of preferred stock, the shares will be fully paid and non-assessable, which means the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares. Unless the applicable prospectus supplement indicates otherwise, each series of the preferred stock will rank equally with any outstanding shares of our preferred stock and each other series of the preferred stock. Unless the applicable prospectus supplement states otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which are issued by us, meaning, the holders of shares of preferred stock will have no right to buy any portion of the issued securities.

In addition, unless the applicable prospectus indicates otherwise, we will have the right to “reopen” a previous issue of a series of preferred stock by issuing additional preferred stock of such series.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

DESCRIPTION OF WARRANTS
 General

The following description, together with the additional information we may include in any applicable prospectus supplements and free writing prospectuses, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase common stock or preferred stock and may be issued in one or more series. Warrants may be offered independently or in combination with common stock or preferred stock, or as a part of units, offered by any prospectus supplement. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that describe the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants. The following summaries of material terms and provisions of the warrants are subject to, and qualified in their entirety by reference to, all the provisions of the form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements applicable to a particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplement related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements, that contain the terms of the warrants.

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the anti-dilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to a holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional material terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

             Holders of warrants will not be entitled to:

•	vote, consent or receive dividends;

•	receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

•	exercise any rights as shareholders of the Company.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement or free writing prospectus at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant or warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent, if applicable, in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of any warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to any warrant agent.

Upon receipt of the required payment and any warrant certificate properly completed and duly executed at the corporate trust office of any warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Amendments and Supplements to Warrant Agreements

We and the relevant warrant agent may, with the consent of the holders of at least a majority in number of the outstanding unexercised warrants affected, modify or amend the warrant agreement and the terms of the warrants. However, the warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. Notwithstanding the foregoing, no such modification or amendment may, without the consent of the holders of each warrant affected:

•	reduce the amount receivable upon exercise, cancellation or expiration;

•	shorten the period of time during which the warrants may be exercised;

•	otherwise materially and adversely affect the exercise rights of the beneficial owners of the warrants; or

•	reduce the percentage of outstanding warrants whose holders must consent to modification or amendment of the applicable warrant agreement or the terms of the warrants.

Anti-dilution and Other Adjustments

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by a warrant, are subject to adjustment in certain events, including:

•	the issuance of common stock as a dividend or distribution on the common stock;

•	subdivisions and combinations of the common stock (or as applicable to warrants to purchase preferred stock and the preferred stock);

•
the issuance to all holders of common stock of capital stock rights entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such capital stock rights, at less than the current market price; and

•
the distribution to all holders of common stock of evidences of our indebtedness or assets (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

We may, in lieu of making any adjustment in the exercise price of, and the number of shares of common stock covered by, a warrant, make proper provision so that each holder of such warrant who exercises such warrant (or any portion thereof):

•	before the record date for such distribution of separate certificates, shall be entitled to receive upon such exercise shares of common stock issued with capital stock rights; and

•
after such record date and prior to the expiration, redemption or termination of such capital stock rights, shall be entitled to receive upon such exercise, in addition to the shares of common stock issuable upon such exercise, the same number of such capital stock rights as would a holder of the number of shares of common stock that such warrants so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the capital stock rights if such warrant was exercised immediately prior to the record date for such distribution.

Common stock owned by or held for our account or for the account of any of our majority owned subsidiaries will not be deemed outstanding for the purpose of any adjustment.

No adjustment in the exercise price of, and the number of shares of common stock covered by, a warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions of cash dividends or distributions to the extent paid from retained earnings. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

In the case of a reclassification or change of the common stock, a consolidation or merger involving us or sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of our common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the warrants then outstanding will be entitled thereafter to convert such warrants into the kind and number of shares of stock and amount of other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of Texas.

DESCRIPTION OF UNITS

                We may issue, in one more series, units consisting of common stock, preferred stock and/or warrants for the purchase of common stock and/or preferred stock in any combination in such amounts and in such numerous distinct series as we determine. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

                Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

                We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under "Description of Capital Stock," and "Description of Warrants" will apply to each unit and to any common stock, preferred stock, or warrant included in each unit, respectively.

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of a particular series will be described in the prospectus supplement.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the units and unit agreements will be governed by and construed in accordance with the laws of the State of Texas.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	directly to investors, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; and

•	through a combination of any such methods of sale.

                   We may also sell the securities offered by this prospectus in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

Sales may be effected in transactions:

•
on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including the Nasdaq Capital Market in the case of shares of our common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options; or

•	through the settlement of short sales.

                   We will provide in the applicable prospectus supplement the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the amount of securities underwritten;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any material relationships between the underwriters and the Company; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions.

Any underwritten offering may be on a best efforts or a firm commitment basis. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock of the Company, which are listed on the Nasdaq Capital Market. Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq Capital Market, subject to official notice of issuance. We may elect to list any series of preferred stock, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with any derivative transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

 LEGAL MATTERS

                The validity of the securities offered by this prospectus has been passed upon for us by The Loev Law Firm, PC.  Additional legal matters may be passed upon for us, any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.  David M. Loev, the manager and sole owner of The Loev Law Firm, PC, beneficially owns 7,500 shares of common stock and stock options to purchase 10,000 shares of our common stock at an exercise price of $1.20 per share, of which all of such options have fully vested, and which options have a term of 10 years and expire in May 2018.

EXPERTS

The consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended, appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2012 have been audited by LBB & Associates Ltd., LLP, as set forth in their report thereon, and incorporated herein by reference.

Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION

                We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the “Investor Relations,” “SEC Filings” page of our website at www.vertexenergy.com. Information on our web site is not part of this prospectus, and we do not desire to incorporate by reference such information herein. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and documents. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC (i) on or after the date of filing of the registration statement and (ii) on or after the date of this prospectus and before the termination of the offering of the securities by means of this prospectus will automatically update and, where applicable, supersede information contained in this prospectus or incorporated by reference into this prospectus.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus forms a part prior to effectiveness of such registration statement, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 21, 2013;

•	Our Definitive Proxy Statement on Schedule 14A for an Annual Meeting of Shareholders, filed with the SEC on April 26, 2013;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the SEC on May 7, 2013;

•
Our Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on January 7, 2013; February 13, 2013; April 3, 2013; May 7, 2013; and June 10, 2013; and

•
The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 12, 2013 (File No. 001-11476) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

These documents contain important information about us, our business and our financial condition. You may request a copy of these filings, at no cost, by writing or telephoning us at:

Vertex Energy, Inc.
1331 Gemini Street, Suite 250
Houston, TX 77058
Phone: (866) 660-8156
Fax: (281)-754-4185

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act or the Exchange Act, excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed, after the date of this filing and before the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We maintain an Internet website at www.vertexenergy.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

$8,000,000 of shares of Common Stock

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PROSPECTUS SUPPLEMENT

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Craig-Hallum Capital Group

, 2013

You should rely only on the information contained in this prospectus. Neither we nor the underwriter have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.